OFFER TO EXCHANGE

                                  [ANKER LOGO]

                             ANKER COAL GROUP, INC.
                             ---------------------
                               EXCHANGE OFFER OF
                      CLASS E CONVERTIBLE PREFERRED STOCK
                                      FOR
                          OUTSTANDING 14.25% SERIES B
                      SECOND PRIORITY SENIOR SECURED NOTES
                      DUE 2007 (PIK THROUGH APRIL 1, 2000)

     This is an offer to exchange up to 38,006 shares of our Class E Convertible Preferred Stock for up to $38,006,000 in aggregate principal amount of our outstanding 14.25% Series B Second Priority Senior Secured Notes due 2007 (PIK through April 1, 2000). This offer will expire at 12:00 midnight, New York City time, on March 23, 2001, unless we extend it. The Class E Convertible Preferred Stock will not trade on any established exchange.

                             ---------------------

     PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER.

                             ---------------------

     The offer of the securities contemplated in this exchange offer is made under the exemption from the registration requirements of Section 5 of the Securities Act of 1933, as amended, provided by Section 3(a)(9) of the Securities Act. Accordingly, the offer of the securities has not been registered with the Securities and Exchange Commission.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE PREFERRED STOCK TO BE DISTRIBUTED IN THIS EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS DOCUMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

               The date of this offer to exchange is February 23, 2001

                               TABLE OF CONTENTS

Where You Can Find More Information.........................        2
Summary.....................................................        3
Risk Factors................................................       13
Use of Proceeds.............................................       23
Capitalization..............................................       24
Selected Financial Data.....................................       25
Historical and Pro Forma Ratio of Earnings to Fixed
  Charges...................................................       26
The Exchange Offer..........................................       27
Description of Preferred Stock..............................       39
Description of the Capital Stock............................       43
Material U.S. Federal Income Tax Consequences...............       47
Plan of Distribution........................................       54
Validity of Preferred Stock.................................       54
Independent Accountants.....................................       54
Form of Class E Convertible Preferred Stock Certificate of
  Designation...............................................  Annex A

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

      Public Reference Room       North East Regional Office       Midwest Regional Office
     450 Fifth Street, N.W.          7 World Trade Center          500 West Madison Street
            Room 1024                     Suite 1300                     Suite 1400
      Washington, DC 20549         New York, New York 10048        Chicago, Illinois 60661

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549, at prescribed rates. The SEC also maintains a web site that contains reports, and other information about issuers, like us, who file electronically with the SEC. The address of that site is www.sec.gov.

     This document incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our finances.

               SEC FILINGS                                  PERIOD
Annual Report on Form 10-K                 Fiscal year ended December 31, 1999
Quarterly Reports on Forms 10-Q            Quarterly periods ended March 31, 2000,
                                           June 30, 2000, and September 30, 2000
Current Reports on Form 8-K                Filed on January 25, 2001, January 10,
                                           2001 and November 13, 2000

     All documents filed by us with the SEC from the date of this document through completion of this exchange offer shall also be deemed to be incorporated herein by reference.

     Documents incorporated by reference, other than exhibits to these documents not specifically incorporated by reference in this offer to exchange, are available without charge, upon oral or written request by any person to whom the offer to exchange has been delivered. You should direct requests to:

B. Judd Hartman, Esq.
Anker Coal Group, Inc.
2708 Cranberry Square
Morgantown, WV 26508
(304) 594-1616

     Any exhibit will be provided upon payment of the reasonable cost of providing such exhibit. To ensure timely delivery of the documents, your request should be made no later than March 19, 2001.

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                                    SUMMARY

     This summary highlights information contained elsewhere in this document. It may not contain all the information that is important to you. We encourage you to read this entire document carefully.

                             ANKER COAL GROUP, INC.

     We are a producer of coal that is used principally to generate electricity and to produce coke for use in making steel. We own or control substantial coal reserves in West Virginia, Maryland, Virginia and Kentucky. We currently operate a portfolio of seven deep mines, three surface mines and four preparation plants that are located in West Virginia and Maryland. In 1999, we changed from operating our deep mines with our own employees to using contract miners to operate these deep mines for us. Our coal mines and reserves are located close to rail and water transportation services or are within short trucking distances to our customers.

     We primarily market and sell our coal to electric utilities located in the Northeastern and mid-Atlantic states and to domestic coking plants. The utilities to which we currently sell our coal use modern generating processes that will allow them to continue using our coal after implementation of Phase II of the Clean Air Act.

     In addition to selling coal that we produce from our own mines, we also sell coal that we purchase from other producers, which is referred to as brokered coal. In addition, we arrange for coal that others produce to be sold to third parties, which is referred to as commission coal.

     Based on recent data published by the National Mining Association, we are one of the 30 largest coal producers and one of the 30 largest holders of coal reserves in the United States.

     We believe that we have the following competitive strengths:

     - Portfolio of Long-Term Contracts. Our long-term contracts accounted for an average of approximately 75% of our coal sales revenues from 1994 to 1998, and approximately 80% of our revenues in 1999. Our portfolio of long-term contracts provides us with stable sources of revenues to support the large expenditures needed to open, expand and maintain the mines that service those contracts. As of January 1, 2000, our long-term contracts had a weighted average term of approximately 5.4 years. See "Business -- Long-Term Coal Supply Contracts" in our Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

     - Diverse Portfolio of Reserves. We have increased our reserve base approximately 244% since 1992. We had approximately 504 million recoverable tons of coal as of December 31, 1999. The majority of our coal reserves are medium sulfur. We also have coal reserves that comply with the requirements of the Clean Air Act, known as compliance coal. All of our coal is of a quality suitable for use in electricity generating facilities. However, a portion of our reserves can also be used for coke production. See "Properties -- Coal Reserves" in our Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

     - Experienced Senior Management Team. Our senior management team has many years of experience in the coal industry. William Kilgore, our chief executive officer and chairman of our board of directors, has over 40 years of experience in the coal industry. Bruce Sparks, our president, has over 20 years of experience in the coal industry and has worked with us for the past 15 years. Our senior marketing and operations management have an average of approximately 27 years of experience in the coal industry.

     Notwithstanding these competitive strengths, we have had poor financial performance during recent periods. Specifically, we recorded net losses of $106.6 million for the year ended December 31, 1998, $16.1 million for the year ended December 31, 1999, and $8.0 million for the nine months ended September 30, 2000. Although our financial performance has improved in 2000 and 1999 as compared to 1998, we are still highly leveraged and have significant debt service requirements.

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

     In addition, we are a relatively small coal producer, and we compete with some of the largest producers in the United States. Some of these larger producers are able to produce coal more cheaply than we do, giving them a competitive advantage over us.

     We were organized as a Delaware corporation in August 1996 in order to effect a recapitalization of Anker Group, Inc., our predecessor. Anker Group, Inc. had been engaged in coal production since 1975.

     Our common stock is not publicly traded. Our principal executive offices are located at 2708 Cranberry Square, Morgantown, West Virginia 26508, and our telephone number is (304) 594-1616.

     For additional information regarding our business, please see our Form 10-K, Forms 10-Q and other filings with the SEC which are incorporated by reference into this document. See "Where You Can Find More Information."

                  BACKGROUND AND PURPOSE OF THE EXCHANGE OFFER

RECENT PERFORMANCE

     As reflected in our Form 10-K for the year ended December 31, 1999 and our Form 10-Q for the nine months ended September 30, 2000, we have improved our operating and financial performance as compared to prior periods. However, our performance in 2000 has been less than expected due to lower coal production from, and substantial unplanned capital expenditures for, our underground mining operation in Barbour County, West Virginia. In addition, our performance in 2000 has been adversely affected by lower than expected clean coal recovery from our underground mines in Upshur County, West Virginia. The clean coal recovery has been less than expected from those mines due to a variety of adverse geologic and mining conditions and to high employee attrition rates for our contract miners and a shortage of qualified personnel in the labor market to fill skilled positions. Although the profitability of our other mining operations as a group exceeded expectations, the better than expected performance at those mines was not enough to offset the poor performance of our deep mines in Barbour and Upshur County.

     As previously disclosed, our operating and financial performance for 2000 suffered a further setback on December 30, 2000 as a result of a substantial, unexpected roof fall at our Barbour County underground mining operation. After evaluating the fall and the roof conditions, we decided to immediately begin the work to construct an underground slope to access the Upper Kittanning seam from the existing mine workings in the Middle Kittanning seam. We engaged our contract miner to perform this construction work. In order to begin producing coal from the Upper Kittanning seam as soon as possible, the contract miner temporarily ceased coal production in the Middle Kittanning seam and has devoted its entire workforce to this project. The construction work is proceeding on schedule, and we anticipate that the work will be completed and that coal production will begin in the Upper Kittanning seam during the first quarter of 2001. We currently estimate that the construction work to access the Upper Kittanning seam and the development work to prepare that seam for mining will cost approximately $1.8 million. Once coal production in the Upper Kittanning seam reaches acceptable levels, we will evaluate resuming production in the Middle Kittanning seam.

THE EXCHANGE OFFER AND THE FOOTHILL LOAN AGREEMENT AMENDMENT

     As a result of these events and their expected effect on our performance in 2001 and beyond, we have decided to pursue this exchange offer of Class E convertible preferred stock for up to 30% of our outstanding notes. We are also currently negotiating an amendment to the Foothill Loan Agreement to relax restrictions on our ability to borrow in order to make upcoming interest payments on our notes. There is no assurance that we will be able to successfully negotiate any amendment to the Foothill Loan Agreement. See "The Exchange Offer -- Background and Purpose of the Exchange Offer."

     The need to make interest payments under our notes has significantly limited our operating flexibility and substantially reduced our ability to grow or replenish our production base. The purpose of this debt exchange for equity is to strengthen our balance sheet and improve our cash flow with potential savings of
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

up to $5.4 million of interest expense per year. If we are unable to negotiate the Foothill amendment as described above, based on our current forecasts, it is likely that we would not be able to make the interest payment due on our notes on April 1, 2001. If we are unable to complete this exchange offer and negotiate the Foothill amendment as described above, based on our current forecasts, we will not be able to make the interest payment due on October 1, 2001. In addition, without this exchange offer and the Foothill amendment, we believe that the opinion of our independent accountants with respect to our financial statements for the year ended December 31, 2000 would contain a going concern qualification. Even if we complete this exchange offer and obtain the Foothill amendment, our ability to make future debt service payments is subject to risks and uncertainties, some of which are beyond our control. See "Risk Factors -- Risks Related to Anker." Accordingly, we cannot assure you that we will be able to make all future debt service payments or that the opinion of our independent accountants with respect to our financial statements for the year ended December 31, 2000 will not contain a going concern or other qualification.

OUR BUSINESS PLAN TO IMPROVE OPERATING AND FINANCIAL PERFORMANCE

     In addition to pursuing the exchange offer and the Foothill amendment, we plan to improve our operating and financial performance by undertaking a number of measures, including the following:

     - complete development work to access and begin production from the Upper Kittanning seam at our Barbour County operation as soon as possible and resume production in the Middle Kittanning seam at the earliest possible time;

     - continue to work aggressively with the contract miners at our two deep mines in Upshur County to improve the clean coal production from those mines;

     - review ways to reduce costs, to increase production and to sell any excess production in new or existing markets to take advantage of recent price increases in the spot coal markets;

     - continue to pursue the Upshur County Power Project; and

     - attempt to sell the non-operating properties we are holding for sale.

     These plans are described in greater detail in "The Exchange
Offer -- Background and Purpose of the Exchange Offer -- Our Business Plan to Improve Operating and Financial Performance." You should also consider the risks related to our business described under "Risk Factors -- Risks Related to Anker."

                               THE EXCHANGE OFFER

     We summarize below the terms of the exchange offer. You should read the detailed description of the offer under "The Exchange Offer."

GENERAL.......................   We are offering up to 38,006 shares of Class E
                                 preferred stock, in exchange for up to
                                 $38,006,000 aggregate principal amount of our outstanding 14.25% Series B Second Priority
                                 Senior Secured Notes due 2007 (PIK through
                                 April 1, 2000). If more than $38,006,000
                                 aggregate principal amount of outstanding notes are validly tendered, tendered notes will be selected for exchange on a pro rata basis in proportion to the aggregate principal amount of notes tendered by each holder. Dividends on the preferred stock may be paid in kind at our option. The preferred stock will be jointly and severally guaranteed, fully and unconditionally, as to payment of dividends, redemption price and liquidation preference, by each of our wholly-owned subsidiaries. For a discussion of the background and purpose of the exchange offer, see "The Exchange Offer --
                                 Background and Purpose of the Exchange Offer."

EXPIRATION DATE...............   12:00 midnight, New York City time, on March
                                 23, 2001, or any subsequent date to which the exchange offer is extended.

CONDITIONS TO THE EXCHANGE
OFFER.........................   The exchange offer is subject to the following
                                 conditions:

                                 - the valid tender of at least $34,205,000
                                   aggregate principal amount of our outstanding 14.25% Series B Second Priority Senior Secured Notes due 2007 (PIK through April 1,
                                   2000);

                                 - consent by Foothill and the other senior
                                   lenders to the exchange offer;

                                 - deposit with the trustee for our notes of
                                   sufficient funds to make the April 1, 2001 interest payment on all of our notes;

                                 - consent by our common and existing preferred
                                   stockholders to amend our certificate of incorporation and certain provisions of the existing preferred stock to conform in all material respects to the "Description of Capital Stock" in this document;

                                 - the waiver of any existing preemptive rights
                                   held by our stockholders; and

                                 - this exchange offer is not in violation of
                                   any applicable law or any applicable
                                   interpretation of the staff of the SEC.

                                 With respect to the second bullet above, note that consummation of the exchange offer without the consent of Foothill and the other senior lenders would result in events of default under the Foothill Loan Agreement. Foothill and the other senior lenders have not consented to the exchange offer, nor have Foothill and the other senior lenders agreed to waive any events of default that would arise under the Foothill Loan Agreement as a result of consummation of the exchange offer, and there can be no assurance that Foothill and the other senior lenders will consent to the exchange offer and waive such events of default. See "The Exchange Offer -- Conditions; Extensions; Amendments."

                                 It is likely that we will not be able to pay the interest on our notes that is due April 1, 2001 if certain restrictions in the Foothill Loan Agreement are not relaxed. We are currently negotiating an amendment to the Foothill Loan Agreement. There is no assurance that we will be able to successfully negotiate any amendment to the Foothill Loan Agreement. Successful negotiation of an amendment to the Foothill Loan Agreement is not a condition to closing the exchange offer (although deposit with the trustee of sufficient funds to make the April 1, 2001 interest payment is a condition to closing the exchange offer). However, we will issue a press release and file a Form 8-K with the SEC no later than 3 business days prior to the expiration date of this exchange offer updating the status of negotiations with Foothill and the other senior lenders. See "The Exchange Offer -- Background and Purpose of the Exchange Offer -- Purpose of the Exchange Offer."

                                 With respect to the fourth bullet above, we are currently negotiating with the holders of each of our outstanding classes of preferred stock with respect to these amendments to the preferred stock. We cannot provide any assurance that we will successfully complete these negotiations. If the holders of our outstanding preferred stock do not agree to these amendments, this condition to the closing of the exchange offer will not be satisfied.

                                 We reserve the right in our sole discretion:

                                 - to delay the acceptance of the notes for
                                   exchange;

                                 - to terminate the exchange offer;

                                 - to extend the expiration date of the exchange
                                   offer and retain all tendered notes, subject to the right of tendering holders to withdraw their tendered notes; or

                                 - to amend the terms of the exchange offer in
                                   any respect.

WITHDRAWAL RIGHTS.............   You may withdraw a tender of notes at any time
                                 on or prior to the expiration date by
                                 delivering a written notice of withdrawal to the exchange agent.

PROCEDURES FOR TENDERING
NOTES.........................   Holders must tender notes in denominations of
                                 $1,000 or integral multiples thereof. In order to tender your notes, you must complete and sign a letter of transmittal in accordance with the letter's instructions. You must forward the letter of transmittal and any other required documents to the exchange agent, together with the notes to be tendered.

                                 Brokers, dealers, commercial banks, trust companies and other nominees who hold notes through The Depository Trust Company, or DTC, may also effect tenders by book-entry transfer through DTC's Automated Tender Offer Program, or ATOP. If your notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact such person promptly if you wish them to tender notes under the exchange offer. Tendering holders of notes that use

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

                                 ATOP will, by so doing, acknowledge that they are bound by the terms of the letter of transmittal.

                                 Please do not send letters of transmittal and certificates representing notes to us. Send them only to the exchange agent. The exchange agent can answer your questions regarding how to tender your notes.

INTEREST......................   On the closing date of this exchange offer, we
                                 will pay interest that has accrued since
                                 October 1, 2000 on the notes that are exchanged to the extent such interest has not already been paid.

EXCHANGE AGENT................   The exchange agent is The Bank of New York. The
                                 exchange agent's address and telephone and facsimile numbers are set forth in "The
                                 Exchange Offer -- Exchange Agent" and in the letter of transmittal.

USE OF PROCEEDS...............   We will not receive any cash proceeds from the
                                 issuance of the preferred stock.

MATERIAL U.S. FEDERAL INCOME
TAX CONSEQUENCES..............   We anticipate that the exchange of preferred
                                 stock for notes will qualify as a
                                 recapitalization under Section 368(a)(1)(E) of the Internal Revenue Code. As a result, holders that exchange notes for preferred stock should not recognize gain or loss for federal income tax purposes. See "Material U.S. Federal Income
                                 Tax Consequences."

CONSEQUENCES OF FAILURE TO
  EXCHANGE....................   Holders of notes that do not exchange their
                                 notes in the exchange offer will continue to hold their notes and will be entitled to all the rights and limitations applicable to the notes under the indenture governing the notes.
                                 See "The Exchange Offer -- Consequences of
                                 Failure to Exchange."

                                PREFERRED STOCK

     We summarize below the terms of the preferred stock. You should read the detailed description of the offer under "Description of Preferred Stock."

ISSUER........................   Anker Coal Group, Inc.

PAR VALUE.....................   $1,000 per share.

DIVIDENDS AND DISTRIBUTIONS...   Dividends will accrue on the Class E preferred
                                 stock from the date of issuance at a rate of 14.25% per annum ($142.50 per share). The dividends will be payable quarterly in arrears, in cash, or at our option, in shares of Class E preferred stock valued at the liquidation value of such shares.

REDEMPTION....................   We may redeem all or a portion of the preferred
                                 stock at any time at our option and at no penalty upon 30 days' prior written notice to the preferred stockholders. The redemption price per share of preferred stock will be equal to $1,000, the liquidation preference of the preferred stock, plus an amount equal to any accrued and unpaid dividends thereon to the date of payment.

RANKING AND PRIORITY..........   The preferred stock will be senior to all
                                 classes and series of our existing and future equity securities upon liquidation, dissolution or winding up.

LIQUIDATION PREFERENCE........   In the event of our liquidation, each holder of
                                 preferred shares will be entitled to receive
                                 $1,000 per share of preferred stock plus an amount equal to any accrued and unpaid dividends.

CONVERSION RIGHTS.............   Each share of the preferred stock will be
                                 convertible into 21.42609 shares of our common stock, at the initial conversion price of $46.67207 per share of common stock, subject to adjustment for specific events described below.
                                 If all of the 38,006 shares of preferred stock offered hereby are issued, they would be convertible into 99.99% of our pro forma fully diluted common stock as of the effective date of this exchange offer.

ANTI-DILUTION PROTECTION......   The number of shares of our common stock into
                                 which each share of new preferred stock is convertible will be adjusted for any of the following events:

                                 - if we issue or sell common stock at a price
                                   per share below the conversion price of the Class E preferred stock (initially $46.67207 per share) other than under an approved employee stock option plan;

                                 - if we issue rights or options to buy common
                                   stock at a price per share below the Class E conversion price;

                                 - if we issue other securities that are
                                   convertible into common stock at a price per share below the Class E conversion price;

                                 - if there is a stock dividend on our common
                                   stock or a split or reverse split of our common stock; or

                                 - if a reorganization, reclassification,
                                   consolidation, merger or other transaction results in a change in our common stock.

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

VOTING RIGHTS.................   The holders of the preferred stock will have
                                 the right and power to vote, on an as-converted basis, on any matters upon which the holders of our common stock are entitled to vote. The holders of preferred stock will vote together as a single class to:

                                 - amend, alter or repeal any of the provisions
                                   of our Restated and Amended Certificate of Incorporation or By-Laws, if such amendment, alteration, repeal or resolution would affect adversely the preferences, special rights or powers of the new preferred stock;

                                 - increase or decrease (other than by
                                   redemption or conversion) the total number of authorized shares of new preferred stock;

                                 - issue any capital stock which ranks senior to
                                   or pari passu with the new preferred stock with respect to the payment of dividends or as to payment upon our liquidation, dissolution or winding up; or

                                 - redeem or repurchase any capital stock which
                                   ranks junior to or pari passu with the new preferred stock with respect to the payment of dividends or as to payment upon our liquidation, dissolution or winding up.

GUARANTEES....................   Our payment obligations under the preferred
                                 stock are jointly and severally guaranteed, fully and unconditionally, by our wholly-owned subsidiaries. The subsidiaries have agreed to guarantee payment of any unpaid dividends, the redemption price and the liquidation preference of the preferred stock.

                                  RISK FACTORS

     You should consider carefully the matters relating to us, our business and an investment in the preferred stock described in "Risk Factors."

        SUMMARY OF HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following table is a summary of our historical and unaudited pro forma consolidated financial data for the three years ended December 31, 1999 and for the nine months ended September 30, 2000 and 1999. We derived the historical consolidated financial data for each of the three years in the period ended December 31, 1999 from our audited consolidated financial statements included with the periodic reports incorporated by reference in this document. We derived the historical consolidated financial data as of September 30, 2000 and for the nine months ended September 30, 2000 and 1999 from our unaudited consolidated financial statements.

     The pro forma statement of operations data and other data for the year ended December 31, 1999 and the nine months ended September 30, 2000 gives effect to this exchange offer of preferred stock for notes as if it had occurred on January 1, 1999 and assumes that notes with an aggregate principal amount of $38,006,000 (30% of the $126.7 million principal amount of currently outstanding notes) are exchanged for our new preferred stock.

     We have based the unaudited pro forma adjustments upon available information and assumptions that we believe are reasonable. The pro forma consolidated data do not purport to represent what our consolidated results of operations would have been had this exchange offer actually occurred at the beginning of the relevant period. In addition, the unaudited pro forma financial data do not purport to project our consolidated results of operations for the current year or any future date or period. The adjustments do not include a one-time projected income tax liability associated with this exchange offer.

     Adjusted EBITDA and Pro Forma Adjusted EBITDA represent our earnings before interest, taxes, depreciation, depletion, amortization, non-cash stock compensation and non-recurring related expenses, loss on impairment of investment and restructuring charges, life insurance proceeds, financial restructuring charges, unusual charges and extraordinary items. Adjusted EBITDA and Pro Forma Adjusted EBITDA should not be considered as alternatives to operating earnings (loss) or net income (loss), as determined in accordance with generally accepted accounting principles, as a measure of our operating performance. Nor should they be considered as alternatives to net cash provided by operating, investing and financing activities, as determined in accordance with generally accepted accounting principles, as a measure of our ability to meet cash needs. We have included Adjusted EBITDA and Pro Forma Adjusted EBITDA because we use Adjusted EBITDA and Pro Forma Adjusted EBITDA to assess our financial performance and some of the covenants in our loan agreement and indentures are tied to similar measures. Since all companies and analysts do not necessarily calculate Adjusted EBITDA and Pro Forma Adjusted EBITDA in the same fashion, Adjusted EBITDA and Pro Forma Adjusted EBITDA as presented in this document may not be comparable to similarly titled measures which other companies may report.

     You should read the following information together with "Management's Discussion and Analysis of Financial Condition and Results of Operation" and our consolidated financial statements and related notes included in our Form 10-K for the fiscal year ended December 31, 1999 and Form 10-Q for the quarterly period ended September 30, 2000.

                                                 ANKER COAL GROUP, INC.                         ANKER COAL GROUP, INC.
                                --------------------------------------------------------              PRO FORMA
                                 NINE MONTHS ENDED                 YEAR ENDED              --------------------------------
                                   SEPTEMBER 30,                  DECEMBER 31,             NINE MONTHS ENDED    YEAR ENDED
                                --------------------    --------------------------------     SEPTEMBER 30,     DECEMBER 31,
                                  2000        1999        1999        1998        1997           2000              1999
                                --------    --------    --------    ---------   --------   -----------------   ------------
                                                                  (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Coal sales and related
  revenue.....................  $170,738    $173,711    $230,645    $ 290,356   $321,876      $  170,738        $  230,645
Operating expenses:
Cost of operations and selling
  expenses....................   151,238     157,419     209,681      276,469    295,387         151,238           209,681
Depreciation, depletion and
  amortization................    13,302      13,430      18,166       18,150     17,470          13,302            18,166
General and administrative....     5,621       6,781      10,276        9,076      9,462           5,621            10,276
Loss on impairment of
  investment..................        --       4,526       6,226       90,717      8,267              --             6,226
Unusual charges...............       158          --          --           --         --             158                --
                                --------    --------    --------    ---------   --------      ----------        ----------
  Operating income (loss).....       419      (8,445)    (13,704)    (104,056)    (8,710)            419           (13,704)
Interest expense..............   (12,481)    (10,911)    (15,070)     (13,066)   (10,042)         (8,419)           (9,654)
Other income, net.............     3,274       3,161       3,728        3,875      3,186           3,274             3,728
Life insurance proceeds.......        --          --          --           --     15,000              --                --
                                --------    --------    --------    ---------   --------      ----------        ----------
(Loss) income before income
  taxes and extraordinary
  item........................    (8,788)    (16,195)    (25,046)    (113,247)      (566)         (4,726)          (19,630)
Income tax (benefit)..........      (780)       (200)     (8,916)      (7,643)    (1,242)           (780)           (8,916)
                                --------    --------    --------    ---------   --------      ----------        ----------
(Loss) income before
  extraordinary item..........    (8,008)    (15,995)    (16,130)    (105,604)       676          (3,946)          (10,714)
Extraordinary item(1).........        --          --          --          965      3,849              --                --
                                --------    --------    --------    ---------   --------      ----------        ----------
  Net (loss) income...........    (8,008)    (15,995)    (16,130)    (106,569)    (3,173)         (3,946)          (10,714)
Preferred stock dividends and
  accretion(2)................    (1,558)     (1,505)     (2,008)      (1,937)    (1,876)         (6,398)           (7,720)
Common stock available for
  repurchase accretion........        --        (421)       (421)          --         --              --              (421)
                                --------    --------    --------    ---------   --------      ----------        ----------
  Net (loss) income available
    to common stockholders....  $ (9,566)   $(17,921)   $(18,559)   $(108,506)  $ (5,049)     $  (10,344)       $  (18,855)
                                ========    ========    ========    =========   ========      ==========        ==========
OTHER DATA:
Adjusted EBITDA...............  $ 17,695(3) $ 13,428(4) $ 19,086(5) $   8,686   $ 20,213      $   17,695(3)     $   19,086(5)
CASH FLOW DATA:
Net cash provided by (used in)
  operating activities........  $  7,855    $   (749)   $  3,756    $  (5,465)  $ (5,047)     $   11,917        $    9,172
Net cash (used in) provided by
  investing activities........    (5,678)     (2,988)     (2,076)      (8,134)   (47,025)         (5,678)           (2,076)
Net cash (used in) provided by
  financing activities........    (2,178)      3,743      (1,688)      13,614     51,516          (2,178)           (1,688)
BALANCE SHEET DATA (AT PERIOD
  END):
Working capital (deficit).....  $  1,934    $ (8,283)   $  3,219    $  (4,262)  $ 21,499      $   11,412        $    8,642
Total assets..................   171,678     187,042     178,953      201,720    304,650         171,678           178,953
Total long-term debt(6).......   164,762     149,591     163,798      142,711    133,599         126,757           125,793
Mandatorily redeemable
  preferred stock.............    28,154      26,093      26,596       24,588     22,651          28,154            26,596
Common stock available for
  repurchase..................        --          --          --        8,495         --              --                --
Total stockholder's (deficit)
  equity......................   (71,415)    (65,797)    (61,849)     (47,876)    75,730         (23,931)          (18,427)

---------------

(1) Represents the write-off of unamortized debt issuance costs related to our credit facility in 1997 and our amended and restated credit facility in 1998.
(2) Represents accrued and unpaid dividends and accretion on Class A and Class D mandatorily redeemable preferred stock. Pro forma amounts for the year ended December 31, 1999 and nine months ended September 30, 2000 include preferred stock dividends payable in kind on Class E preferred stock.
(3) Adjusted for financial restructuring charges of $542,000 included in general and administrative expenses.
(4) Adjusted for financial restructuring charges of $756,000 included in general and administrative expenses.
(5) Adjusted for $1.4 million for an additional accrual for benefits provided under the 1992 Coal Act and $3.3 million of financial restructuring fees.
(6) Includes current portion. See our consolidated financial statements included with the periodic reports incorporated by reference in this document.

                                  RISK FACTORS

     You should consider carefully the risks below, as well as other information included in this document, before making a decision to participate in the exchange offer.

RISKS RELATED TO THE EXCHANGE OFFER

NOTES THAT YOU DO NOT EXCHANGE MIGHT BECOME LESS LIQUID.

     Any notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the notes outstanding. As a result, the liquidity of the market for notes that remain outstanding after the completion of the exchange offer (approximately $88,700,000 aggregate principal amount if notes with an aggregate principal amount of $38,006,000 are tendered) will likely be more limited.

IF AN ACTIVE TRADING MARKET DOES NOT DEVELOP FOR THE PREFERRED STOCK, YOU MAY NOT BE ABLE TO RESELL IT.

     The preferred stock will not be listed on any securities exchange. An active trading market for the preferred stock may not develop. The trading price of the preferred stock may depend upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions and our financial condition, performance and prospects. If an active trading market does not develop, you may not be able to resell your preferred stock at its fair market value or at all.

     The market for preferred stock similar to the preferred stock to be issued in this exchange has been unstable. We cannot assure you that the market for the preferred stock, if any, will not be subject to volatility. This volatility could adversely affect you as a holder of preferred stock.

OUR ABILITY TO PAY CASH DIVIDENDS ON THE PREFERRED STOCK IS EXTREMELY LIMITED.

     Our ability to pay cash dividends on the preferred stock is subject to applicable provisions of state law and is severely restricted by our financial condition and our debt agreements, including the indenture governing the notes and the Foothill Loan Agreement. In particular, if it would cause a default under our debt agreements, we will not be able to pay cash dividends on the new preferred stock, our other classes of preferred stock or our common stock. We cannot assure you that we will be able to pay cash dividends on the preferred stock that you may acquire pursuant to this exchange offer.

THE PREFERRED STOCK IS JUNIOR TO ALL OUR LIABILITIES.

     In the event of our bankruptcy, liquidation or winding-up, our assets will be available to pay obligations on the preferred stock only after all of our indebtedness and other liabilities have been paid. Because the preferred stock is junior to all of our debt, it is possible that there would not be sufficient assets remaining to pay amounts due on the new preferred stock then outstanding.

HOLDERS THAT EXCHANGE THEIR NOTES FOR PREFERRED STOCK IN THE EXCHANGE OFFER COULD BE SUBJECT TO TAXES IF THE INTERNAL REVENUE SERVICE DETERMINES THAT THE NOTES ARE NOT "SECURITIES" FOR FEDERAL INCOME TAX PURPOSES.

     We anticipate that the notes will qualify as "securities" for federal income tax purposes and, as a result, the exchange of the notes for preferred shares in the exchange offer will be classified as a recapitalization under section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the "Code"). If this is the case, the exchange will be nontaxable to holders that exchange their notes for preferred shares. If the Internal Revenue Service determined, however, that the notes are not securities, the exchange would be a taxable transaction to the participating holders, who would then generally recognize a capital gain (or loss) as a result of the exchange. For a more detailed discussion of the potential tax consequences to exchanging noteholders, see "Material U.S. Federal Income Tax Consequences."

HOLDERS MAY BE SUBJECT TO TAX ON DIVIDENDS PAID ON THE PREFERRED STOCK EVEN IF THOSE DIVIDENDS ARE PAID IN KIND WITH ADDITIONAL PREFERRED STOCK.

     We have an option to pay dividends on the preferred stock either in cash or in kind by issuing additional shares of preferred stock. Whether paid in cash or in kind, dividends that are paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes will generally be includible in income by, and hence taxable to, a holder when received or accrued in accordance with that holder's method of accounting for U.S. federal income tax purposes. To the extent that the dividends exceed our current and accumulated earnings and profits, such dividends will be treated as a non-taxable return of capital reducing the holder's basis in its preferred stock, with any amount in excess of the holder's basis being treated as capital gain. Accordingly, holders of preferred stock may be subject to tax on dividends paid by us even though they do not receive any cash with which to pay the tax. See "Material U.S. Federal Income Tax Consequences" for a more detailed discussion of the tax consequences of owning and disposing of the preferred stock.

WE WILL INCUR INCOME TAX LIABILITY AS A RESULT OF THE EXCHANGE OFFER.

     We will recognize cancellation of debt income and incur tax liabilities as a result of the exchange offer. In particular, we expect to recognize cancellation of debt income in an amount equal to the difference between the adjusted issue price of the notes accepted for exchange and the fair market value of the preferred stock issued in exchange for those notes. A portion of this cancellation of debt income may be excluded from our taxable income to the extent that, as of the time immediately before the exchange, we are considered insolvent for federal income tax purposes. In addition, we have accumulated net operating losses that should offset most or all of this cancellation of debt income. For alternative minimum tax purposes, however, we may not use our net operating losses to offset more than 90 percent of our alternative minimum taxable income. Accordingly, we do expect to pay alternative minimum tax as a result of the exchange offer. There is no assurance that the Internal Revenue Service will respect our determination as to the amount of our cancellation of debt income, and it is possible that we could have cancellation of debt income that substantially exceeds our available net operating losses, which could in turn result in our having a substantial tax liability.

RISKS RELATED TO ANKER

WE HAVE EXPERIENCED SIGNIFICANT LOSSES AND CASH FLOW PROBLEMS IN RECENT YEARS.

     We have recorded net losses of approximately $106.6 million for the year ended December 31, 1998, $16.1 million for the year ended December 31, 1999 and net losses of approximately $8.0 million for the nine months ended September 30, 2000. The net losses for the year ended December 31, 1999 included a loss on impairment of investment of $6.2 million and financial restructuring fees of $3.3 million. There were no losses on impairment of investment or restructuring charges for the nine months ended September 30, 2000. There was $542,000 of financial restructuring fees recorded for the nine months ended September 30, 2000.

     Although our net losses have declined, our poor financial performance requires that we provide security in order to obtain reclamation bonds needed before regulators will issue new mining permits to us. This security includes posting cash or cash equivalents for all or a part of the amount of the required reclamation bonds. In addition, because of our poor financial performance, we have been and will continue to meet with our principal customers and suppliers to explain our financial condition and assure them of our ability to meet our commitments. However, we cannot assure you that we will be able to avoid adverse effects caused by changes in the terms on which we do business with our customers and suppliers.

WE CONTINUE TO EVALUATE THE CARRYING AMOUNT OF OUR LONG-LIVED ASSETS, INCLUDING GOODWILL, WHICH COULD RESULT IN DOWNWARD ADJUSTMENTS OF THE VALUE OF THOSE ASSETS ON OUR BALANCE SHEET.

     As a part of our normal procedures, we continue to review the carrying value of our long-lived assets, including goodwill, by analyzing the future cash flows compared to our carrying amounts. We believe that the carrying value of our long-lived assets does not require any material downward adjustment. Although we cannot predict the outcome of these reviews, we may make downward adjustments to the amounts recorded for those assets on our balance sheet in the future.

WE ARE HIGHLY LEVERAGED AND HAVE SIGNIFICANT DEBT SERVICE REQUIREMENTS.

     We have substantial indebtedness and significant debt service obligations. If we are unable to negotiate the Foothill amendment as described under "The Exchange Offer -- Background and Purpose of the Exchange Offer -- Purpose of the Exchange Offer," based on our current forecasts, it is likely that we would not be able to make the interest payment due on our notes on April 1, 2001. If we are unable to complete this exchange offer and negotiate the Foothill amendment, based on our current forecasts, we will not be able to make the interest payment due on October 1, 2001.

     As of September 30, 2000, we had total long-term indebtedness with a face amount of $164.7 million, including the current portion. A substantial portion of our cash from operations is committed to the payment of debt service. The indenture governing our notes permits us and our subsidiaries to incur additional indebtedness, including secured indebtedness, subject to specified limitations.

     Our high degree of leverage could have important consequences to the holders of our preferred stock, including that:

     - our ability to obtain additional financing in the future for working capital, capital expenditures or acquisitions is substantially limited;

     - our levels of indebtedness and interest expense limit our flexibility in reacting to changes in the business environment;

     - a balloon payment of $6.6 million under the term loan with Foothill is due on December 1, 2002; and

     - the entire unpaid principal amount of our notes plus accrued interest will be due and payable on September 1, 2007.

     Our ability to satisfy our other debt service obligations, including the payments under the Foothill Loan Agreement, will depend upon the future operating performance of our subsidiaries. The future operating performance of our subsidiaries will be affected by many factors and will, in turn, affect the availability of borrowings under the loan agreement with Foothill and successor facilities. To satisfy our debt service obligations, we may be required to refinance all or a portion of our existing indebtedness, including the outstanding notes, at or prior to maturity. We may also satisfy our debt servicing obligations by selling assets or raising additional equity capital. We cannot assure you that any of these asset sales or additional financing will be available to us on acceptable terms, if at all.

OUR ABILITY TO BORROW UNDER OUR CREDIT FACILITY AND OUR LIQUIDITY HAVE DECLINED.

     Our borrowing availability under the revolving credit facility that is part of the existing Foothill Loan Agreement has decreased from $17.2 million at March 15, 2000 to $13.8 million at December 31, 2000. The decline in our borrowing availability was primarily related to lower coal production and lower coal shipments during this period. Future revolving credit availability will be affected by changes in coal production and the resulting changes in coal inventory and accounts receivable. The reduced borrowing base materially reduces our liquidity.

THE TERMS OF THE AGREEMENTS GOVERNING OUR INDEBTEDNESS CONTAIN SIGNIFICANT RESTRICTIONS ON OUR OPERATIONS.

     The indenture governing our notes contains covenants that, among other things:

     - limit our ability and our subsidiaries' ability to incur additional indebtedness and to issue preferred stock;

     - restrict our ability and the ability of our subsidiaries to pay dividends and make other restricted payments, including investments;

     - limit the ability of our subsidiaries to incur dividend and other payment restrictions that other parties impose;

     - limit our ability and that of our subsidiaries to conduct transactions with affiliates;

     - limit our ability and that of our subsidiaries to make asset sales;

     - limit our ability and that of our subsidiaries to grant certain liens;

     - limit our ability and that of our subsidiaries to use proceeds from permitted asset sales;

     - limit our ability to consolidate or merge with or into, or to transfer all or substantially all of our assets to, another person; and

     - limit our ability to engage in other lines of business.

     In addition, the loan agreement with Foothill contains additional and more restrictive covenants than our indenture and requires us to satisfy EBITDA and capital expenditure tests.

     Our ability to comply with the covenants in the indenture and the loan agreement may be affected by events beyond our control. The breach of any covenants or restrictions, if not cured within any applicable cure period, could result in a default under our indenture or the loan agreement which would permit the holders of the notes, or the lenders under the loan agreement, to declare all amounts borrowed to be due and payable, together with accrued and unpaid interest. In the case of the lenders under the loan agreement, a default may allow the lenders to terminate their commitments to make further extensions of credit under the loan agreement, including advances under our revolving credit facility with Foothill.

     If we were unable to repay our indebtedness to the lenders under the loan agreement with Foothill, the lenders could proceed against any or all of the collateral securing the indebtedness under the loan agreement. The collateral consists of substantially all of our assets and those of the subsidiaries guaranteeing amounts borrowed under the loan agreement, other than real property located in Maryland, and includes all of the collateral securing the notes. In addition, if we fail to comply with the financial and operating covenants contained in the loan agreement with Foothill, we may trigger an event of default under the loan agreement. An event of default could permit the acceleration of the debt incurred under the loan agreement and, in some cases, cross-acceleration and cross-default of indebtedness outstanding under our notes.

WE ARE ORGANIZED AS A HOLDING COMPANY, AND WE DEPEND ON THE SUCCESS OF OUR OPERATING SUBSIDIARIES IN ORDER TO MEET OUR DEBT SERVICE OBLIGATIONS. OUR OPERATING SUBSIDIARIES ALSO HAVE SIGNIFICANT INDEBTEDNESS.

     We are a holding company and conduct all of our operations exclusively through our subsidiaries. Our only significant assets are the capital stock of our wholly-owned subsidiaries. As a holding company, we are dependent on dividends or other distributions of funds from our subsidiaries to meet our debt service and other obligations, including our obligations under the notes. All of our subsidiaries have guaranteed payment of our outstanding notes and payment of any unpaid dividends, the redemption price and the liquidation preference on our new preferred stock. Some of our subsidiaries are also borrowers under our loan agreement with Foothill, and they could be prohibited by the terms of that loan agreement from providing funds to enable us to make payments under the notes or pay cash dividends on the preferred stock. Our loan agreement with Foothill prohibits our subsidiaries from paying dividends or other distributions or making loans to us at times when they have less than $5.0 million of unused borrowing ability under the Foothill loan or when the Foothill loan is in default. If our subsidiaries were unable to pay dividends or make distributions or loans to us at a time when interest or principal payments were due under the notes or cash dividends were payable on the preferred stock, we would be unable to make those payments.

WE DEPEND ON LONG-TERM CONTRACTS TO PROVIDE A STABLE SOURCE OF REVENUES FOR OUR BUSINESS. WE ALSO DEPEND ON KEY CUSTOMERS FOR A SIGNIFICANT PORTION OF OUR REVENUES, AND THE LOSS OF ONE OR MORE OF THEM COULD ADVERSELY AFFECT US.

     A substantial portion of our coal is sold under long-term coal supply contracts that are important to the stability and profitability of our operations. These long-term contracts accounted for an average of approximately 75% of our revenues between 1994 and 1998 and approximately 80% of our revenues in 1999. As of January 1, 2000, our long-term contracts had a weighted average term of 5.4 years.

     A significant portion of our revenues are generated by the sale of coal to key customers. Our shipments of coal to Potomac Electric Power Company accounted for 18% of our revenues in 1999 and approximately 20% of our revenues in 2000. Our long-term contracts with companies related to AES Corporation accounted for more than 18% of our revenues in 1999 and approximately 24% of our revenues in 2000. Our long-term contracts with VEPCO accounted for approximately 11% of our revenues in 1999 and approximately 16% of our revenues in 2000. With the exception of VEPCO, we expect these contracts to account for similar percentages of our revenue in 2001. Due to a planned outage at VEPCO's Mount Storm power station, we expect our shipments to VEPCO to account for approximately 13% of our revenues in 2001. The loss of these or other long-term contracts could have a material adverse effect on our financial condition and results of operations. See "Business -- Long-Term Coal Supply Contracts " in our Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

TRANSPORTATION COSTS REPRESENT A SIGNIFICANT PORTION OF THE DELIVERED COST OF COAL, AND INCREASES IN TRANSPORTATION COSTS COULD MAKE OTHER ENERGY SOURCES MORE COMPETITIVE WITH COAL. TRANSPORTATION DISRUPTIONS COULD IMPAIR OUR ABILITY TO SELL COAL.

     We depend on rail, trucking and barge transportation to deliver shipments of our coal to our customers. In 2000, we shipped approximately 46% of our coal tonnage by rail, and 54% by truck and barge. Disruption of these transportation services, particularly rail, could impair our ability to supply coal to our customers and adversely affect our business and operating results. Transportation costs are a significant component of the total cost of supplying coal to customers and can affect significantly our competitive position and profitability. Increases in our transportation costs, or changes in our transportation costs relative to transportation costs that providers of competing coal or of other fuels incur, could have an adverse effect on our operations and business.

OUR EFFORTS TO SELL VARIOUS ASSETS HAVE BEEN HAMPERED BY SEVERAL FACTORS.

     As part of our business plan, we have been attempting to sell various non-operating assets. We are holding these non-operating properties for sale because they require substantial capital to develop and/or have significant holding costs.

     In July 1999, we sold selected coal reserves in Preston and Taylor Counties, West Virginia for net proceeds of approximately $1.3 million plus royalties on future production. In connection with this transaction, we also entered into call agreements with the buyer under which we have the option to purchase coal produced by the buyer at existing mining operations at agreed upon prices. We have continued to market our other properties that are being held for sale. However, we believe that our efforts to market these properties to date have been hampered by our financial condition, depressed coal markets, regulatory uncertainties affecting the coal industry and other factors beyond our control. In recent months, there have been significant increases in the price of coal in spot markets in the eastern United States. If these price increases are sustained, we believe this could have a positive effect on our efforts to dispose of the assets we are holding for sale. However, we cannot assure you that asset sales will be completed on terms acceptable to us, if at all.

THE AGREEMENTS GOVERNING OUR INDEBTEDNESS LIMIT OUR ABILITY TO USE ASSET SALE PROCEEDS IN OUR BUSINESS.

     If we are successful in selling assets, the agreements governing our indebtedness significantly limit our ability to use the asset sale proceeds for our business. The loan agreement with Foothill requires us to use the first $5.0 million of specified asset sale proceeds to permanently reduce our term loan. The payments against the term loan cannot be reborrowed and therefore cannot be used to fund operating costs or other expenses we incur. In addition, the indenture governing our notes also restricts our use of specified asset sale proceeds. Under the indenture, we are permitted to use the first $1.0 million of asset sale proceeds for general corporate purposes. We may use proceeds in excess of $1.0 million for permitted purposes, including retiring senior secured debt and making specified capital expenditures. To the extent that we do not use those asset sale proceeds in excess of $1.0 million for permitted purposes, we must use 60% of those proceeds to redeem the notes. We may use the remaining 40% for general corporate purposes.

OUR USE OF CONTRACT MINERS POSES BUSINESS RISKS, INCLUDING THE RISK OF A DECLINE IN COAL PRODUCTION.

     We use contract miners in all of our underground mining operations. There is a risk that the contract miners will not be able to perform their obligations, including the requirements to produce specified amounts of coal, over the life of the contract mining agreements. While we have taken care in selecting the contract miners for our underground mines, each of our contract miners is owned by a single individual. In addition, as a general matter, contract mining companies are usually not well capitalized. As a result, if the owner of one of our contract mining companies were to die or become disabled, or if a contract miner began experiencing financial difficulties for any reason, there is a risk that the contract mining company would not be able to perform its obligations to us. In that event, we could experience a material decline in coal production if we were unable to secure a new contract mining company or assume the operations ourselves in a timely manner.

THE COAL MARKETS ARE HIGHLY COMPETITIVE AND AFFECTED BY FACTORS BEYOND OUR CONTROL.

     The U.S. coal industry is highly competitive, with numerous producers in all coal producing regions. Historically, we have competed with both large and small producers in our region. However, because of significant consolidation in the coal industry over the past few years and other factors, we now compete against producers in other regions. In addition, some of our larger competitors have both significantly greater reserve bases and capital resources to utilize mining technologies we cannot use, which gives them a production cost advantage over us.

     The markets in which we sell our coal are highly competitive and affected by factors beyond our control. The coal markets are presently being affected by

     - environmental and other governmental regulations,

     - deregulation of electric utilities,

     - consolidation within the railroad industry,

     - increased role of electricity-based futures trading, and

     - reduction in the terms of long-term coal contracts and a greater proportion of coal being purchased on a spot basis.

     In addition to these factors, other long-term factors will affect the continued demand for coal and the prices that we will be able to maintain. These long-term factors include

     - the demand for electricity,

     - coal transportation costs,

     - technological developments,

     - availability and price of alternative fuel supply sources, such as natural gas, oil, nuclear energy, hydroelectric energy and renewable energy sources, and

     - increased production and sale of synthetic fuel. Synthetic fuel is a fuel produced from coal and/or waste coal products. If the facility in which the fuel is produced is a qualified facility under Section 29 of the Internal Revenue Code, the owners of the facility are entitled to federal income tax credits. These tax credits give synthetic fuel a competitive advantage over traditional coal products.

     As a result of these factors, competition and demand for coal in our existing markets could have a material adverse effect on coal prices in these markets.

COAL MINING IS DEPENDENT UPON MANY FACTORS AND CONDITIONS BEYOND OUR CONTROL.

     Coal mining is subject to conditions beyond our control which can affect our cost of mining at particular mines for varying lengths of time. These conditions include

     - weather,

     - unexpected maintenance problems,

     - variations in coal seam thickness,

     - variations in the amount of rock and soil overlying coal deposits,

     - variations in geologic conditions,

     - disruption, or increase in the cost, of transportation services,

     - delay in obtaining, and inability to secure, new mining permits,

     - regulatory uncertainties,

     - price fluctuations,

     - ability to find and retain qualified employees, and

     - labor disruptions.

     Over the past several years, we have been adversely affected by many of these conditions. For example, we were forced to close one of our surface mining operations as a result of severe rainfall, we were significantly delayed in obtaining a new mining permit for one of our surface mines, we have experienced significant adverse geologic conditions at most of our deep mines and we have encountered variations in coal seam thickness and in the amount of rock and soil overlying our coal deposits. These and other factors have adversely affected, and continue to adversely affect, the profitability of our mining operations.

GOVERNMENT REGULATIONS COULD INCREASE OUR COSTS OF DOING BUSINESS AND MAY DISCOURAGE OUR CUSTOMERS FROM BUYING OUR COAL.

     We are subject to regulation by federal, state and local authorities on matters including

     - employee health and safety,

     - permit and licensing requirements,

     - air quality standards,

     - water pollution,

     - plant and wildlife protection,

     - reclamation and restoration of mining properties after mining is completed,

     - the discharge of materials into the environment,

     - surface subsidence, which is the sinking or settling of the earth's surface from underground mining,

     - the effects that mining has on groundwater quality and availability, and

     - benefits for current and retired coal miners.

     Numerous governmental permits and approvals are required for mining operations. We may be required to prepare and present to federal, state and local authorities data pertaining to the effect or impact that any proposed exploration for or production of coal may have upon the environment. Requirements that any governmental authority imposes may be costly and time-consuming and may delay commencement or continuation of exploration or production operations.

     Furthermore, new legislation or regulations and orders may be adopted that may materially adversely affect our mining operations, our cost structure or our customers' ability to use the coal we produce. New legislation and new regulations under existing laws related to the protection of the environment, which would further regulate or tax the coal industry, may also require us or our customers to change operations significantly or incur increased costs. New environmental legislation or regulations could have a material adverse effect on our business, financial condition and results of operation. In particular, we may be required to modify our operations to comply with permit, emission and discharge requirements under the federal Clean Air Act and federal Clean Water Act, and the corresponding state laws that regulate emissions and discharges into the air and water.

WE DEPEND ON THE SELECTION, ACQUISITION, DEVELOPMENT AND RETENTION OF COAL RESERVES CONTAINING ECONOMICALLY RECOVERABLE COAL OF QUALITIES THAT WE CAN SELL TO OUR CUSTOMERS. WE MAY NOT BE SUCCESSFUL IN DEVELOPING OR OBTAINING ACCEPTABLE COAL RESERVES.

     Our future success depends upon our ability to develop our existing coal reserves that are economically recoverable and on our ability to find and develop new coal reserves. Our recoverable reserves will generally decline as reserves are depleted, except to the extent that we prove up existing coal deposits, conduct successful exploration or development activities, or acquire properties containing recoverable reserves. In order to increase reserves and production, we must continue our development and exploration programs or undertake other replacement activities. Our current strategy is to exploit our existing reserve base and to acquire additional reserves where needed, and, where feasible given our limited capital resources, to expand or supplement existing operations. We cannot assure you, however, that our planned development, our existing reserves or our exploration projects and acquisition activities will result in significant additional reserves or that we will have continuing success developing additional coal mines. For a discussion of our reserves, see "Business -- Coal Reserves" in our Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

A SIGNIFICANT DECLINE IN THE PRICE WE RECEIVE FOR OUR COAL OR THE EXPIRATION OF LONG-TERM CONTRACTS WITH FAVORABLE PRICING COULD ADVERSELY AFFECT OUR OPERATING RESULTS AND CASH FLOWS.

     Our results of operations are highly dependent upon the prices we receive for our coal and our ability to improve productivity and reduce costs. The expiration of long-term contracts with prices above current market prices requires that we continue to improve productivity and reduce costs in order to sustain operating margins. In addition, contract prices for our coal in 1999 and the first nine months of 2000 declined because of lower demand and an oversupply of coal in the markets we serve. These and other factors adversely affected our operating results in 1999 and 2000.

     In recent months, there have been price increases for coal in spot markets in the eastern United States. Because most of our production is sold under long-term contracts and because we have encountered production problems at some of our underground mines, we have not been able to take material advantage of these spot market price increases. Unless these price increases are sustained and carry over into the long-term markets, declines in coal prices may adversely affect our results in future periods and our ability to generate cash flows necessary to service our debt, improve productivity and expand operations.

     The price of coal sold under some of our long-term contracts is above current market prices. Our customers may not extend existing long-term contracts or enter into new long-term contracts with us. If that happens, we will be adversely affected to the extent we are unable to find other customers to purchase our coal at the same level of profitability. In addition, virtually all of our long-term contracts include price adjustment provisions that permit an increase or decrease at specified times in the contract price to reflect changes in price or other economic indices, taxes and other charges. These provisions may increase or decrease our exposure to short-term coal price volatility, which could adversely affect the stability and profitability of our operations. Furthermore, changes in regulations governing the utility industry may make it more difficult for us to enter into long-term contracts with our electric utility customers, as these customers may become more sensitive to long-term price, quantity or quality commitments in a more competitive environment. A substantial decrease in the amount of coal we sell under long-term contracts could subject our revenue stream to increased volatility and adversely affect our financial position. See
"Business -- Long-Term Coal Supply Contracts" in our Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

     The balance of sales not made under long-term contracts are made in the spot market or under shorter term contracts. Accordingly, the prices we receive for this portion of our coal production are dependent upon numerous factors beyond our control. The factors affecting spot market prices include, but are not limited to,

     - the level of consumer product demand for electricity,

     - demand and supply of coal,

     - governmental regulations and taxes,

     - the price and availability of alternative energy sources, and

     - the overall economic environment.

WE RELY ON ESTIMATES OF ECONOMICALLY RECOVERABLE COAL RESERVES, AND WE CANNOT BE CERTAIN OF THE TRUE EXTENT OF COAL ASSETS WE HAVE AVAILABLE TO FULFILL OBLIGATIONS UNDER OUR CONTRACTS AND SECURE PAYMENT OF OUR SECURED INDEBTEDNESS.

     The reserve data set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 1999 represent estimates of our coal reserves as of December 31, 1999. These estimates of measured, indicated and total recoverable reserves are based on the estimates prepared by our engineers and geologists. Our estimates of recoverable reserves were audited by Marshall Miller & Associates, an independent engineer and consulting firm, as of October 1, 1999. See "Properties -- Coal Reserves" in our Annual Report on Form 10-K for the year ended December 31, 1999. The reserve estimates are reviewed and updated periodically to reflect new data and developments affecting our coal reserves. Accordingly, reserve estimates will change from time to time in response to mining activities, new engineering and geological data, acquisition or divestiture of reserves, modification of mining plans or mining methods, market conditions and other factors.

     There are uncertainties inherent in estimating quantities of recoverable coal reserves, including many factors beyond our control. Estimates of economically recoverable coal reserves and future net cash flows depend upon a number of variables and assumptions, including:

     - geological and mining conditions, which available exploration data may not fully identify or which may differ from experience,

     - historical production from the area compared with production from other producing areas,

     - the assumed effects of governmental agency regulations, and

     - assumptions concerning future coal prices, future operating costs, severance and excise taxes, development costs, and reclamation costs, all of which may in fact vary considerably from actual results.

     For these reasons, (1) estimates of the economically recoverable quantities of coal attributable to any particular group of properties, (2) classifications of reserves based on risk of recovery and (3) estimates of future net cash flows expected from reserves prepared by different engineers or by the same engineers at different times may vary substantially. Actual coal tonnage recovered from identified reserve areas or properties, revenues and expenditures with respect to our reserves may vary materially from estimates. See "Business -- Coal Reserves" in our Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

IF WE ARE UNABLE TO PURCHASE COAL FROM THIRD PARTIES TO MEET OUR SUPPLY COMMITMENTS, OUR CUSTOMERS MIGHT BE ABLE TO TERMINATE OUR COAL SUPPLY CONTRACTS AND WE MAY HAVE TO PAY DAMAGES TO THEM.

     We fulfill some of our coal supply contracts with coal we purchase from third party coal producers. If we are unable to purchase coal from these producers, or are unable to do so on terms acceptable to us, our customers might be able to terminate our coal supply contracts. In addition, we might have to pay damages to our customers if they purchase higher priced coal from others to replace the coal which we failed to supply. In that case, we could be responsible for paying damages in an amount equal to the difference between the cost of the coal purchased from others and the price of the coal we were required to supply under our contracts. In either of those events, our liquidity, results of operations and financial condition could be adversely affected.

WE DEPEND ON THE LEADERSHIP OF KEY EXECUTIVES, AND IF THEY LEFT US IT COULD HAVE AN ADVERSE EFFECT UPON US.

     Our success is dependent on William D. Kilgore, Jr., our chairman and chief executive officer, Bruce Sparks, our President, and other key personnel. Mr. Kilgore has over 40 years experience in the coal business, including as a coal mining consultant for several central Appalachian companies, as president, chief executive officer and director of Agipcoal and as vice president/general manager of Enoxy Coal, Inc. Prior to becoming our president, Mr. Sparks has held various positions with us since 1985, including executive vice president and vice president of administration and chief financial officer. In addition to Mr. Kilgore and Mr. Sparks, our senior marketing and operations management have an average of approximately 27 years of experience in the coal industry.

     Mr. Kilgore and Mr. Sparks have entered into employment agreements with us and several of our subsidiaries. If we lost the services of Mr. Kilgore, Mr. Sparks or other key personnel, our business, operations and prospects would likely be adversely affected. See "Directors and Executive Officers of the Registrant" in our Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

THE COAL INDUSTRY IS LABOR-INTENSIVE, AND WORK STOPPAGES OR UNIONIZATION WOULD HAVE AN ADVERSE EFFECT UPON US.

     We are not a party to any collective bargaining agreement and consider our relations with employees to be good. However, some or all of our workforce may unionize in the future. If some or all of our currently non-union operations were to become unionized, we could incur higher labor costs and an increased risk of work stoppages.

     In 1999, we changed from operating our deep mines ourselves to using contract miners to operate our deep mines for us. The labor force for our contract miners is currently not unionized. If some or all of the contract miners' employees were to become unionized, the contract miners could incur higher labor costs and have an increased risk of work stoppages, which could adversely affect our business and costs of operations.

SOME OF OUR CONTRACT MINERS HAVE EXPERIENCED INCREASED ATTRITION AND DIFFICULTIES IN ATTRACTING AND RETAINING QUALIFIED EMPLOYEES.

     During the past 12 months, our contract miners have had an above average number of employees quit for a variety of reasons, including to work for competitors and, in some instances, to work for our other contract miners. The contract miners that have experienced these problems have encountered significant difficulties in finding qualified personnel to fill vacancies, particularly for skilled positions such as miner operator. These labor force problems have had an adverse effect on our contract miners' ability to maintain and increase productivity and production levels. If this problem persists, it could materially and adversely affect our results of operations and financial condition.

THIS DOCUMENT INCLUDES FORWARD-LOOKING STATEMENTS. IF OUR EXPECTATIONS REFLECTED IN THESE FORWARD-LOOKING STATEMENTS PROVE TO BE INCORRECT, OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THESE EXPECTATIONS.

     This document includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. The words "anticipates," "believes," "estimates," "expects," "plans," "intends," and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things:

     - the availability of liquidity and capital resources,

     - our ability to obtain new mining permits in a timely manner,

     - adverse geologic conditions,

     - changes in the industry,

     - weather,

     - unexpected maintenance problems,

     - reliance on major customers and long-term contracts,

     - actions our competitors take and our ability to respond to those actions,

     - risks inherent to mining, and

     - the effects of government regulation.

     Other matters set forth in this document may also cause actual results in the future to differ materially from those described in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document might not occur.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the Class E convertible preferred stock.

                                 CAPITALIZATION

     The following table sets forth our consolidated capitalization as of September 30, 2000 and as adjusted to reflect completion of this exchange offer assuming 30% of our notes are exchanged for our new preferred stock. This table should be read in conjunction with our Report on Form 10-Q for the quarterly period ended September 30, 2000 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" therein.

                                                                  SEPTEMBER 30,
                                                                       2000
                                                                   (UNAUDITED)
                                                              ----------------------
                                                              ACTUAL     AS ADJUSTED
                                                              -------    -----------
                                                              (DOLLARS IN MILLIONS)
Cash and cash equivalents...................................  $   5.9      $   5.9
                                                              =======      =======
Long-term debt (including current portion):
  Foothill Loan Agreement...................................  $  11.3      $  11.3
  Senior Secured Notes -- Series B Second Priority..........    126.7         88.7
                                                              -------      -------
          Total debt........................................    138.0        100.0
                                                              -------      -------
Mandatorily redeemable preferred stock(1)...................     28.2         28.2
Total stockholders' equity:
  Preferred stock...........................................     23.0         61.0
  Common stock..............................................       --           --
  Paid-in-capital...........................................     52.5         52.5
  Treasury Stock............................................     (5.1)        (5.1)
  Accumulated (deficit).....................................   (141.8)      (141.8)
                                                              -------      -------
          Total stockholders' equity........................    (71.4)       (33.4)
                                                              -------      -------
          Total capitalization..............................  $  94.8      $  94.8
                                                              =======      =======

---------------

(1) Redemption of our Class A preferred stock and Class D preferred stock, which are mandatorily redeemable, is limited by the indenture governing the notes and the Foothill Loan Agreement.

                            SELECTED FINANCIAL DATA

     The following table sets forth selected financial information for, and as of the end of, each of the periods presented. The selected historical financial information should be read in conjunction with our Annual Report on Form 10-K for the period ended December 31, 1999 and our Quarterly Reports on Forms 10-Q for the quarterly periods ended March 31, 2000, June 30, 2000 and September 30, 2000, and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" therein. The selected historical financial information provided below is not necessarily indicative of our future results of operations or financial performance.

                                                                    ANKER COAL GROUP, INC.
                                  ------------------------------------------------------------------------------------------
                                                                    (DOLLARS IN THOUSANDS)
                                                                                              ADJUSTED
                                                                                              COMBINED
                                                                                              FOR THE       AUGUST 1, 1996
                                   NINE MONTHS ENDED               YEAR ENDED                YEAR ENDED           TO
                                     SEPTEMBER 30,                DECEMBER 31,              DECEMBER 31,     DECEMBER 31,
                                  -------------------   ---------------------------------   ------------   -----------------
                                    2000     1999(1)    1999(1)     1998(1)     1997(1)      1996(1)(2)         1996(1)
                                  --------   --------   --------   ---------   ----------   ------------   -----------------
                                      (UNAUDITED)                                           (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Coal sales and related
 revenue........................  $170,738   $173,711   $230,645   $ 290,356    $321,876      $289,650         $122,974
Operating expenses:
 Cost of operations and selling
   expenses.....................   151,238    157,419    209,681     276,469     295,387       259,579          110,215
 Depreciation, depletion and
   amortization.................    13,302     13,430     18,166      18,150      17,470        14,319            6,437
 General and administrative.....     5,621      6,781     10,276       9,076       9,462         7,534            3,738
 Stock compensation and related
   expenses.....................        --         --         --          --          --         2,969               --
 Loss on impairment of
   investment...................        --      4,526      6,226      90,717       8,267            --               --
 Unusual charges................       158         --         --          --          --            --               --
                                  --------   --------   --------   ---------    --------      --------         --------
 Operating income (loss)........       419     (8,445)   (13,704)   (104,056)     (8,710)        5,249            2,584
 Interest expense...............   (12,481)   (10,911)   (15,070)    (13,066)    (10,042)       (4,886)          (2,090)
 Other income, net..............     3,274      3,161      3,728       3,875       3,186         1,985              645
 Life insurance proceeds........        --         --         --          --      15,000            --               --
                                  --------   --------   --------   ---------    --------      --------         --------
 (Loss) income before income
   taxes and extraordinary
   item.........................    (8,788)   (16,195)   (25,046)   (113,247)       (566)        2,348            1,139
Income tax (benefit) expense....      (780)      (200)    (8,916)     (7,643)     (1,242)          351              485
                                  --------   --------   --------   ---------    --------      --------         --------
 (Loss) income before
   extraordinary item...........    (8,088)   (15,995)   (16,130)   (105,604)        676         1,997              654
Extraordinary item(3)...........        --         --         --         965       3,849            --               --
                                  --------   --------   --------   ---------    --------      --------         --------
Net (loss) income...............    (8,088)   (15,995)   (16,130)   (106,569)     (3,173)        1,997              654
Preferred stock dividends and
 accretions(4)..................    (1,558)    (1,505)    (2,008)     (1,937)     (1,876)          891              775
Common stock available for
 repurchase accretion...........        --       (421)      (421)         --          --            --               --
                                  --------   --------   --------   ---------    --------      --------         --------
Net (loss) income available to
 common stockholders............  $ (9,566)  $(17,921)  $(18,559)  $(108,506)   $ (5,049)     $  1,106         $   (121)
                                  ========   ========   ========   =========    ========      ========         ========
CASH FLOW DATA:
Net cash provided by (used in)
 operating activities...........  $  7,855   $   (749)  $  3,756   $  (5,465)   $ (5,047)     $ 18,458         $   (564)
Net cash (used in) provided by
 investing activities...........    (5,678)    (2,988)    (2,076)     (8,134)    (47,025)      (86,732)         (84,968)
Net cash (used in) provided by
 financing activities...........    (2,178)     3,743     (1,688)     13,614      51,516        56,293           86,088
BALANCE SHEET DATA (AT PERIOD
 END):
Working capital (deficit).......  $  1,934   $ (8,283)  $  3,219   $  (4,262)   $ 21,499      $  7,410
       Total assets.............   171,678    187,042    178,953     201,720     304,650       259,683
       Total long-term
        debt(5).................   164,762    149,591    163,798     142,711     133,599        88,029
Mandatorily redeemable preferred
 stock..........................    28,154     26,093     26,596      24,588      22,651        20,775
       Total stockholder's
        (deficit) equity........   (71,415)   (65,797)   (61,849)    (47,876)     75,730        80,779

                                      ANKER GROUP, INC.
                                      (OUR PREDECESSOR)
                                  -------------------------
                                   (DOLLARS IN THOUSANDS)

                                  JANUARY 1,
                                   1996 TO      YEAR-ENDED
                                   JULY 31,    DECEMBER 31,
                                  ----------   ------------
                                   1996(1)       1995(1)
                                  ----------   ------------

STATEMENT OF OPERATIONS DATA:
Coal sales and related
 revenue........................   $166,676      $248,196
Operating expenses:
 Cost of operations and selling
   expenses.....................    149,364       221,315
 Depreciation, depletion and
   amortization.................      7,882        11,732
 General and administrative.....      3,796         6,843
 Stock compensation and related
   expenses.....................      2,969            --
 Loss on impairment of
   investment...................         --            --
 Unusual charges................         --            --
                                   --------      --------
 Operating income (loss)........      2,665         8,306
 Interest expense...............     (2,796)       (6,612)
 Other income, net..............      1,340         3,809
 Life insurance proceeds........         --            --
                                   --------      --------
 (Loss) income before income
   taxes and extraordinary
   item.........................      1,209         5,503
Income tax (benefit) expense....       (134)        2,270
                                   --------      --------
 (Loss) income before
   extraordinary item...........      1,343         3,233
Extraordinary item(3)...........         --            --
                                   --------      --------
Net (loss) income...............      1,343         3,233
Preferred stock dividends and
 accretions(4)..................        116           215
Common stock available for
 repurchase accretion...........         --            --
                                   --------      --------
Net (loss) income available to
 common stockholders............   $  1,227      $  3,018
                                   ========      ========
CASH FLOW DATA:
Net cash provided by (used in)
 operating activities...........   $ 19,022      $  2,168
Net cash (used in) provided by
 investing activities...........     (1,764)        5,021
Net cash (used in) provided by
 financing activities...........    (29,795)        4,992
BALANCE SHEET DATA (AT PERIOD
 END):
Working capital (deficit).......                 $ 27,599
       Total assets.............                  187,026
       Total long-term
        debt(5).................                   74,902
Mandatorily redeemable preferred
 stock..........................                    8,600
       Total stockholder's
        (deficit) equity........                   57,203

---------------

(1) Various amounts have been reclassified to conform to presentations for the year 2000.
(2) The adjusted combined statements of operations data and other data for the year ended December 31, 1996 combine the results of operations of our predecessor, Anker Group, Inc., for the period January 1, 1996 to July 31, 1996 and of us for the period August 1, 1996 to December 31, 1996.
(3) Represents the write-off of unamortized debt issuance costs related to our credit facility in 1997 and our amended and restated credit facility in 1998.
(4) Represents accrued and unpaid dividends on Class A and Class D mandatorily redeemable preferred stock.
(5) Includes current portion of long-term debt. See our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 1999.

          HISTORICAL AND PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES

     Our consolidated ratios of earnings to fixed charges for each of the periods indicated are set forth below. For purposes of calculating the ratio of earnings to fixed charges, "earnings" represents income (loss) before income taxes and extraordinary items, plus fixed charges. "Fixed charges" consists of interest expense, amortization of deferred financing costs and the component of rental expense that we believe is representative of the interest component of such rental expense.

                                                 ANKER GROUP, INC.
                                                 (OUR PREDECESSOR)                   ANKER COAL GROUP, INC.
                                         ---------------------------------   --------------------------------------
                                                             ADJUSTED
                                                         COMBINED FOR THE                             NINE MONTHS
                                          YEAR ENDED        YEAR ENDED       YEARS ENDED DECEMBER        ENDED
                                         DECEMBER 31,      DECEMBER 31,               31,            SEPTEMBER 30,
                                         ------------   ------------------   ---------------------   --------------
                                             1995            1996(C)         1997    1998    1999    1999     2000
                                         ------------   ------------------   -----   -----   -----   -----    -----
                                                           (UNAUDITED)                                (UNAUDITED)
Historical
  Ratio of earnings to fixed
     charges(a)........................       1.6x              1.3x          1.0x     --      --      --      .4x
Pro forma
  Ratio of earnings to fixed
     charges(b)........................                                                        --      --      .5x

---------------

(a) Our earnings were insufficient to cover fixed charges for the years ended December 31, 1998 and 1999 and for the nine months ended September 30, 1999. Additional earnings of approximately $113.2 million (which includes loss on impairment of investment of $90.7 million), $25.0 million (which includes loss on impairment of investment of $6.2 million) and $16.1 million (which includes loss on impairment of investment of $4.5 million) would have been required to cover fixed charges in the years ended December 31, 1998 and 1999 and the nine months ended September 30, 1999, respectively.
(b) Pro forma earnings were insufficient to cover fixed charges for the year ended December 31, 1999 and for the nine months ended September 30, 1999 after giving effect to this exchange offer as if it had occurred on January 1, 1999 and as if 30% of our notes were exchanged for preferred stock. Additional pro forma earnings of $19.6 million (which includes loss on impairment of investment of $6.2 million) and $12.0 million (which includes loss on impairment of investment of $4.5 million) would have been required to cover pro forma fixed charges for the year ended December 31, 1999 and the nine months ended September 30, 1999, respectively. Pro forma ratios are not presented for 1998 and earlier years.
(c) The adjusted combined statements of operations data and other data for the year ended December 31, 1996 combine the results of operations of our predecessor, Anker Group, Inc., for the period January 1, 1996 to July 31, 1996 and of us for the period August 1, 1996 to December 31, 1996.

                               THE EXCHANGE OFFER

BACKGROUND AND PURPOSE OF THE EXCHANGE OFFER

RESTRUCTURING IN 1999-2000

     In response to poor operating and financial performance in 1998 and 1999, on October 28, 1999, we consummated a private restructuring of our then outstanding 9 3/4% Senior Notes due 2007, a private placement to raise additional capital and a private stockholder exchange. In the private restructuring transactions, holders of approximately 87% of the 9 3/4% notes exchanged $108.5 million in principal amount of the 9 3/4% notes they held for $86.8 million in principal amount of our 14.25% Series A Second Priority Senior Secured Notes due 2007 (PIK through April 1, 2000), which represented $800 in aggregate principal amount of our 14.25% Series A notes for each $1,000 aggregate principal amount of 9 3/4% notes exchanged. Exchanging noteholders waived their right to receive the October 1, 1999 interest payment on the 9 3/4% notes, and they also received warrants to purchase an aggregate of 20% of our fully diluted common stock at an initial exercise price of $0.01 per share. In connection with the private exchange, the exchanging holders also consented to amendments to the indenture governing the 9 3/4% notes, which, among other things, modified or eliminated various covenants of that indenture.

     In the private placement, we raised $11.2 million in cash through the sale to Rothschild Recovery Fund, L.P. ("Rothschild"), also one of the exchanging noteholders, of $13.2 million principal amount of our 14.25% Series A notes and warrants to purchase 10% of our fully diluted common stock at an initial exercise price of $0.01 per share. Also, in a private stockholder exchange, we issued $6.0 million in aggregate principal amount of our Series A notes to JJF Group Limited Liability Company, a limited liability company controlled by the estate of John J. Faltis, our former Chairman and Chief Executive Officer who was killed in a helicopter accident in October 1997. The Series A notes were issued to JJF Group in exchange for cancellation of the shares of our common stock that JJF Group owned and JJF Group's relinquishment of its right to require us to buy that stock over time for approximately $10.6 million, including accrued interest. As a part of the restructuring transactions, Rothschild agreed to purchase additional Series A notes to fund up to $6.3 million of the October 1, 2000 interest payment that would be due on the Series A notes.

     In February 2000, we commenced a registered exchange offer of our 14.25% Series B notes for the Series A notes issued in the transactions described above. The Series B notes are the notes subject to this exchange offer. The Series B notes are substantially identical to the previously issued Series A notes, but are free of the transfer restrictions that applied to the Series A notes. On March 16, 2000, the exchange offer was completed and 100% of the Series A notes were tendered for a like amount of our Series B notes.

     In February 2000, we commenced a public exchange offer of Series B notes for our 9 3/4% notes that were still outstanding after completion of the transactions described above. In that transaction, we offered to exchange up to approximately $12.3 million in principal amount of our Series B notes for approximately $16.5 million in principal amount of our outstanding 9 3/4% notes. On March 16, 2000, the exchange offer was completed and 100% of the 9 3/4% notes were exchanged for our Series B notes. As a result of the exchange, we no longer have any 9 3/4% notes outstanding.

     In accordance with the terms and conditions of our Series B notes, the interest payment due on April 1, 2000 was paid in kind by the issuance of approximately $8.4 million principal amount of additional Series B notes. After the issuance of those notes, the outstanding principal balance of our Series B notes was approximately $126.7 million.

     As noted above, with respect to the October 1, 2000 interest payment, we had the option to sell additional notes to Rothschild to fund up to $6.3 million of that interest payment. In lieu of exercising that option, we entered into an amendment to our loan agreement with Foothill to provide us with a supplemental term loan in the amount of $6.3 million. The supplemental term loan did not increase the maximum borrowing amount of $55.0 million under our loan agreement, but reduced the amount that was

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

available under the revolving credit portion of that facility. The supplemental term loan was subsequently funded, and the October 1, 2000 interest payment was made on its due date.

RECENT PERFORMANCE

     As reflected in our Form 10-K for the year ended December 31, 1999 and our Form 10-Q for the nine months ended September 30, 2000, we have improved our operating and financial performance as compared to prior periods. However, our performance in 2000 has been less than expected due to lower coal production from, and substantial unplanned capital expenditures for, our underground mining operation in Barbour County, West Virginia. In addition, our performance in 2000 has also been adversely affected by lower than expected clean coal recovery from our underground mines in Upshur County, West Virginia. The clean coal recovery has been less than expected from those mines due to a variety of adverse geologic and mining conditions and to high employee attrition rates for our contract miners and a shortage of qualified personnel in the labor market to fill skilled positions. Although the profitability of our other mining operations as a group exceeded expectations, the better than expected performance at those mines was not enough to offset the poor performance of our deep mines in Barbour and Upshur County.

     As previously disclosed, our operating and financial performance for 2000 suffered a further setback on December 30, 2000 as a result of a substantial, unexpected roof fall at our Barbour County underground mining operation. After evaluating the fall and the roof conditions, we decided to immediately begin the work to construct an underground slope to access the Upper Kittanning seam from the existing mine workings in the Middle Kittanning seam. We engaged our contract miner to perform this construction work. In order to begin producing coal from the Upper Kittanning seam as soon as possible, the contract miner temporarily ceased coal production in the Middle Kittanning seam and has devoted its entire workforce to this project. The construction work is proceeding on schedule, and we anticipate that the work will be completed and that coal production will begin in the Upper Kittanning seam during the first quarter of 2001. We currently estimate that the construction work to access the Upper Kittanning seam and the development work to prepare that seam for mining will cost approximately $1.8 million. Once coal production in the Upper Kittanning seam reaches acceptable levels, we will evaluate resuming production in the Middle Kittanning seam.

PURPOSE OF THE EXCHANGE OFFER

     In January, 2001, we were contacted by WL Ross & Co. LLC, as investment manager of WLR Recovery Fund L.P. (formerly known as Rothschild Recovery Fund, L.P.), to discuss a possible exchange of a portion our notes. WLR Recovery Fund L.P. owns approximately 40% of our notes. As a result of those discussions, and the occurrence of the events described above under "-- Recent Performance," we have decided to make this exchange offer to all holders of the outstanding notes in accordance with the terms of this document.

     In the exchange offer, holders of notes are being offered the right to exchange up to $38,006,000 aggregate principal amount of notes (30% of the $126.7 million principal amount of notes currently outstanding) for new preferred stock. Each share of preferred stock will have a liquidation preference equal to $1,000 principal amount of notes. If the maximum of $38,006,000 aggregate principal amount of notes are exchanged for new preferred stock, the $38,006,000 liquidation preference of the new preferred stock will be issued and those shares will be convertible into substantially all of our common stock on a fully-diluted basis as of the effective date of the exchange. As part of the proposed transaction, interest would be paid through the exchange date on all notes that are accepted for exchange to the extent such interest has not already been paid.

     The exchange offer will be made in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended, in Section 3(a)(9) of the Securities Act. If the exchange is completed, the preferred stock issued in the exchange will be free of transfer restrictions.

     The need to make interest payments under our notes has significantly limited our operating flexibility and substantially reduced our ability to grow or replenish our production base. The purpose of this debt
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

exchange for equity is to strengthen our balance sheet and improve our cash flow with potential savings of up to $5.4 million of interest expense per year. If we are unable to negotiate the Foothill amendment as described below, based on our current forecasts, it is likely that we would not be able to make the interest payment due on our notes on April 1, 2001. If we are unable to complete this exchange offer and negotiate the Foothill amendment as described below, based on our current forecasts, we will not be able to make the interest payment due on October 1, 2001. In addition, without this exchange offer and the amendment to the Foothill Loan Agreement, we believe that the opinion of our independent accountants with respect to our financial statements for the year ended December 31, 2000 would contain a going concern qualification. Even if we complete this exchange offer and the Foothill amendment, our ability to make future debt service payments is subject to risks and uncertainties, some of which are beyond our control. See "Risk Factors -- Risks Related to Anker." Accordingly, we cannot assure you that we will be able to make all future debt service payments or that the opinion of our independent accountants with respect to our financial statements for the year ended December 31, 2000 will not contain a going concern or other qualification.

     We are currently negotiating an amendment to the Foothill Loan Agreement. Specifically, we have asked Foothill and the other senior lenders to temporarily reduce the excess availability requirement for making advances to Anker Coal Group to make interest payments on the notes from $5.0 million to $2.5 million. This temporary reduction in excess availability would be effective for the April 1, 2001 and October 1, 2001 interest payments on the notes. In addition, we have asked Foothill and the other senior lenders to permanently eliminate a $1.4 million equipment reserve against our borrowing base. We cannot provide any assurance that we will be able to successfully negotiate any amendment to the Foothill Loan Agreement or that Foothill and the other senior lenders would not impose additional covenants or financial requirements. Successful negotiation of this proposed amendment or any other amendment of the Foothill Loan Agreement is not a condition to closing the exchange offer (although the deposit with the trustee for the notes of sufficient funds to make the April 1, 2001 interest payment on all of our notes is a condition to closing the exchange offer). However, we will issue a press release and file a Form 8-K with the SEC no later than 3 business days prior to the expiration date of this exchange offer updating the status of negotiations with Foothill and the other senior lenders.

     All future interest payments under the notes outstanding after the exchange offer is completed must be made in cash. We will need to fund the interest payments under all of our then outstanding notes from operating cash flow, borrowings under our credit facilities, asset sale proceeds or other sources. Our ability to service our long-term debt will depend on a variety of factors, some of which are beyond our control.

OUR BUSINESS PLAN TO IMPROVE OPERATING AND FINANCIAL PERFORMANCE

  IMPROVING OUR BARBOUR AND UPSHUR COUNTY OPERATIONS

     In addition to pursuing this exchange offer and the amendment to the Foothill loan agreement, we plan to improve our operating and financial performance by completing the development work to access and begin production from the Upper Kittanning seam at our Barbour County operation as soon as possible. In addition to maximizing production from this seam, we plan to resume production in the Middle Kittanning seam at the earliest possible time.

     In addition to our efforts in Barbour County, we will continue to work aggressively with the contract miners at our two deep mines in Upshur County to improve the clean coal production from these mines. At our Spruce Fork Mine No. 2 in Upshur County, the contract miner began producing coal in September 1999. The contract miner has been producing coal from areas which are currently being mined near the mine opening. Due to adverse geologic and mining conditions in these areas, the clean coal recovery, and hence total clean coal production, from this mine have been lower than expected. The remainder of the coal reserve for this deep mine lies on the other side of a stream which runs across the surface of this reserve. Based on all available geologic and other information relating to the coal reserves on the other side of the stream, we believe the geologic and mining conditions should improve and that the clean coal recovery and production from this mine should increase as those reserves are developed. The contract

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

miner began efforts to add a third production unit in the mine to begin mining under the stream in mid-2000. However, the addition of this third unit was delayed for approximately four months due to equipment availability problems and a severe shortage of qualified coal miners in the labor market. The manpower and equipment for this new production unit was finally acquired and the work to mine under the stream began in November 2000. As expected, the contract miner is experiencing adverse roof conditions in the areas under this stream which are adversely affecting current recovery and production from this mine. The contractor has recently reported that while the mining conditions have been difficult, they are improving as the production unit advances to the other side of the stream.

  OTHER MINING OPERATIONS

     In 2000, the profitability of our other mining operations exceeded budgeted expectations as a group. In addition to our efforts to improve our operating performance at our Barbour and Upshur County underground mines, we will continue to evaluate ways to improve the future performance at these other mining operations. We plan to review ways to reduce costs, to increase production and to sell any excess production in new or existing markets to take advantage of recent price increases in the spot coal markets.

     We currently operate a deep mine in the Beckley seam of coal in Raleigh County, West Virginia. This mine produces premium quality, low-volatility metallurgical coal, and is used in coke production. One hundred percent of the production from this mine for the year 2001 is committed under a contract with AK Steel. Based on the mine plans of our contract miner, the coal reserves for this mine are expected to be exhausted in the first or second quarter of 2002. We are currently evaluating ways to extend the life of this mine. We are also working on plans to enable us to continue using our preparation plant, rail loadout and related facilities after our coal reserves are depleted. These plans could involve, among other things, purchasing coal from third party producers or providing processing and loading services. We are currently buying some coal from another producer and reselling it under our contract with AK Steel. Our ability to extend the life of our mine or use our assets following depletion of our coal reserves is subject to risks and uncertainties, many of which are beyond our control. Therefore, we cannot assure you that we will be able to achieve either of these goals on terms acceptable to us, if at all.

     We are also planning to open a new deep mine in Upshur County in a coal reserve that we currently own and control. This new mine will be located in the Kittanning seam and will be adjacent to our existing Spruce Fork Mine No. 2. We have submitted applications for the necessary mining permits for this new mine. If we are successful in obtaining these permits, we will attempt to commence production from this mine in the second or third quarter of 2002.

  MARKETING

     During the course of 2001, coal supply contracts for approximately 2.0 million tons of coal are scheduled to expire. Depending on our production estimates, coal prices and other factors, we expect to seek to renew the majority of this business for 2002. Based on the current markets for these coals, we believe that prices for this business will be at or slightly above our current contract prices.

     In recent months, there have been price increases for coal in spot markets in the eastern United States. Because most of our production for 2001 is committed under long-term contracts and because we have encountered production problems at some of our underground mines, we have had limited opportunities to take advantage of these spot market price increases. However, we will continue to evaluate ways to maximize the coal we have available for sale in the spot market.

  UPSHUR COUNTY POWER PROJECT

     In addition to efforts to improve our existing mining operations, as previously disclosed in our Form 10-K for the year ended December 31, 1999, we have been pursuing a project that would utilize other assets that we currently own in Upshur County, West Virginia. Specifically, we currently own and control substantial surface mineable coal reserves in this county. We acquired these reserves in 1995 along with substantial neighboring deep mineable coal reserves, a coal preparation plant and related facilities, all
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

located in Upshur County. One of our contract miners is currently operating our Spruce Fork Mine No. 2 in the deep mineable reserves that we acquired in that transaction. The surface mineable reserves are not included in the estimate of our recoverable coal reserves contained in our Form 10-K for the year ended December 31, 1999.

     In the mid-1980s, the prior owner had conducted surface mining operations on this property. However, these operations produced substantial amounts of acid mine drainage, a significant environmental risk associated with certain coal mining operations. Because our predecessor was unable to surface mine these coal reserves without creating substantial amounts of acid mine drainage, it was unable to secure new mining permits and the operation was eventually closed. There have been no surface mining operations on the property since 1986.

     After several years of research and development, we believe that we have developed a technique to surface mine these coal reserves and reclaim the property without creating acid mine drainage. The process will require the construction and operation of a coal-fired power generating facility on a site near the reserves. The ash generated in the combustion process will be used in reclaiming the property and will assist in neutralizing any remaining acid producing material.

     In December 1999, we filed an application for a permit to surface mine this property. Because of concerns expressed by regulatory agencies and environmental stakeholders regarding acid mine drainage, we applied for a one acre permit to test our mining and reclamation technique. The one acre test permit was issued in September 2000. We have completed mining and are in the process of reclaiming the one acre site. The fuel mined from this site is being burned in a nearby power plant, and ash from that plant is being used in the reclamation of that site. This plant uses the same technology that would be used by the power generating facility that is planned for the site. Thus, our mining and reclamation of the one acre test site are practically identical to the mining and reclamation techniques that are planned for the project.

     Once mining and reclamation on the one acre test site are completed, we will monitor the post-mining water discharge at the site to determine if acid mine drainage is being produced. If we are successful in mining the site without creating acid mine drainage, we plan to prosecute our pending application for a larger surface mining permit. If a permit is issued, it will be conditioned on, among other things, the construction and operation of a power plant on the site.

     In March 2000, we constructed a tower on our property to collect meteorological data that will be required to support an application for an emissions permit for the power plant. We must have a minimum of 12 months of meteorological data for the permit application. We are continuing to collect the data and have engaged a third party consulting firm to assist in the data collection and analysis. We anticipate completing the data collection in the second quarter of 2001.

     Because this project will require the construction and operation of a power generating facility, we have been discussing the project and negotiating a transaction with a number of third parties for the past 12 to 18 months. We have not entered into any definitive agreements for the project. However, if a definitive agreement is reached, we anticipate that it will involve, among other things, a commitment (i) by a third party to design, finance, construct, own and operate the power generating facility and (ii) by us to enter into a long-term fuel supply and ash disposal agreement.

     As previously disclosed, this project will require various federal, state and local permits and approvals, including permits for the surface mining operation and the power generating facility. In addition, the project will involve a substantial capital investment to be made by a third party. Because of these and other significant requirements and conditions for the project, we cannot assure you that we will be able to complete the project on terms acceptable to us, if at all.

  ASSET SALES

     As previously disclosed, as part of our business plan for the past several years, we have been attempting to sell various non-operating assets. We are holding these non-operating properties for sale because they require substantial capital to develop and/or have significant holding costs.
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

     In July 1999, we sold selected coal reserves in Preston and Taylor Counties, West Virginia for net proceeds of approximately $1.3 million plus royalties on future production. In connection with this transaction, we also entered into call agreements with the buyer under which we have the option to purchase coal produced by the buyer at existing coal mines at agreed upon prices. We have continued to market our other properties that are being held for sale. However, we believe that our efforts to market these properties over the past several years have been hampered by our financial condition, depressed coal markets, regulatory uncertainties affecting the coal industry, and other factors beyond our control. In recent months, there have been increases in the price of coal being sold in spot coal markets. If these price increases are sustained, we believe this could have a positive impact on our efforts to dispose of the assets we are holding for sale. However, we cannot assure you that asset sales will be completed on terms acceptable to us, if at all.

TERMS OF THE EXCHANGE

     We offer, upon the terms and subject to the conditions set forth in this document and in the accompanying letter of transmittal, to exchange up to 38,006 shares of Class E Convertible Preferred Stock for up to $38,006,000 aggregate principal amount of our outstanding 14.25% Series B Second Priority Senior Secured Notes due 2007 (PIK due April 1, 2000). Dividends on the preferred stock will accrue at the rate of 14.25% per year ($142.50 per share). Holders exchanging notes for preferred stock in this exchange offer will be entitled to receive any interest that has accrued on the notes exchanged through the closing of this exchange.

     We will exchange preferred stock for notes properly tendered on or prior to the expiration date and not properly withdrawn in accordance with the procedures described below. Holders must tender notes in denominations of $1,000 or integral multiples thereof. We will issue the preferred stock promptly after the expiration date. The exchange offer is conditioned upon the valid tender of notes with an aggregate principal amount of at least $34,205,000. If notes with an aggregate principal amount of more than $38,006,000 are validly tendered, tendered notes will be selected for exchange on a pro rata basis in proportion to the aggregate principal amount of notes tendered by each holder.

     Dividends on the preferred stock will accrue from the date of issuance at a rate of 14.25% per annum ($142.50 per share) and will be payable quarterly in arrears, in kind or in cash at our option. The preferred stock will be senior to all classes and series of our existing and future preferred stock upon liquidation, dissolution or winding up. Each share of preferred stock will be convertible into 21.42609 shares of our common stock at the initial conversion price of $46.67207 per share, subject to specific adjustment events. If the maximum of $38,006,000 aggregate principal amount of notes are exchanged in accordance with the terms of this document, $38,006,000 liquidation preference of the Class E preferred stock will be issued and will be convertible into substantially all of our common stock on a fully-diluted basis as of the date of the exchange. We may redeem all or a portion of the preferred stock at any time. See "Description of Preferred Stock" for a detailed description of the terms of the preferred stock.

     The exchange offer is not being made to, and we will not accept tenders for exchange from, holders of notes in any jurisdiction in which the exchange offer or the acceptance of the offer would not be in compliance with the securities or blue sky laws of that jurisdiction.

     Notes that are not tendered, or are tendered but not accepted, will remain outstanding and be entitled to the benefits of the indenture governing the notes.

     We will be considered to have accepted validly tendered notes if and when we give written notice to the exchange agent. The exchange agent will act as the tendering holders' agent for purposes of receiving the preferred stock from us. If we do not accept any tendered notes for exchange because of an invalid tender or the occurrence of other events, the exchange agent will return the certificates for unaccepted notes, without expense, to the tendering holder promptly after the expiration date, or, if unaccepted notes are uncertificated, those securities will be returned, without expense to the tendering holder, promptly after the expiration date via book entry transfer.

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

     Our board of directors does not make any recommendation to holders of notes as to whether or not to tender any portion of their notes. In addition, no one has been authorized to make any recommendation. Holders of notes must make their own decision whether to tender their notes.

EXPIRATION DATE

     The expiration date for the offer is 12:00 midnight, New York City time, on March 23, 2001, unless we extend the exchange offer. In that case, the expiration date will be the latest date and time to which the exchange offer is extended.

CONDITIONS; EXTENSIONS; AMENDMENTS

     This exchange offer is subject to the following conditions:

     - the valid tender of a minimum of $34,205,000 aggregate principal amount of the notes;

     - consent by Foothill and the other senior lenders to the exchange offer;

     - deposit with the trustee for our notes of sufficient funds to make the April 1, 2001 interest payment on all of our notes;

     - consent by our common and existing preferred stockholders to amend our certificate of incorporation and certain provisions of the existing preferred stock to conform in all material respects to the "Description of Capital Stock" in this document,

     - the waiver of any existing preemptive rights held by our stockholders;
       and

     - this exchange is not in violation of any applicable law or any applicable interpretation of the staff of the SEC.

     It is a condition to the consummation of the exchange offer that Foothill and the other senior lenders consent to it, for otherwise consummating the exchange offer would result in events of default under the Foothill Loan Agreement that would entitle Foothill and the other senior lenders to exercise their remedies under the Foothill Loan Agreement. Foothill and the other senior lenders have not consented to the exchange offer, nor have Foothill and the other senior lenders agreed to waive any events of default that would arise under the Foothill Loan Agreement as a result of consummation of the exchange offer, and there can be no assurance that Foothill and the other senior lenders will consent to the exchange offer and waive such events of default.

     With respect to the fourth bullet above, we are currently negotiating with the holders of each of our outstanding classes of preferred stock with respect to these amendments to the preferred stock. We cannot provide any assurance that we will successfully complete these negotiations. If the holders of our outstanding preferred stock do not agree to these amendments, this condition to the closing of the exchange offer will not be satisfied.

     We reserve the right in our sole discretion:

     - to delay the acceptance of the notes for exchange;

     - to terminate the exchange offer;

     - to extend the expiration date and retain all notes that have been tendered, subject, however, to the right of holders of notes to withdraw their tendered notes; and

     - to amend the terms of the exchange offer in any respect.

     If we amend the exchange offer in a manner we consider material, we will promptly disclose the amendment by means of a supplement to this document, and we will extend the exchange offer for a period of five to ten business days.

     As described above in "The Exchange Offer -- Background and Purpose of the Exchange Offer -- Purpose of the Exchange Offer," we will issue a press release and file a Form 8-K with the SEC no later

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

than 3 business days prior to the expiration date of this exchange offer updating the status of negotiations with Foothill and the other senior lenders.

     Following any delay in acceptance, extension, termination or amendment, we will notify the exchange agent and make a public announcement. In the case of an extension, we will make the announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We will communicate any public announcement by issuing a release to an appropriate news agency.

PROCEDURES FOR TENDERING NOTES

     To tender in the exchange offer, a holder must, unless the tender is being made in book-entry form,

     - complete, sign and date the letter of transmittal, or a facsimile of it,

     - have the signatures guaranteed if required by the letter of transmittal, and

     - mail or otherwise deliver the letter of transmittal or the facsimile, the notes and any other required documents to The Bank of New York, which is the exchange agent, prior to 12:00 midnight, New York City time, on the expiration date.

     Holders must tender notes in denominations of $1,000 or integral multiples thereof. Subject to this requirement, holders may tender all or any portion of the notes they hold.

     For purposes of the exchange offer, the exchange agent will establish an account with respect to the notes at DTC as soon as practicable. Any tendering financial institution that is a participant in DTC's book-entry transfer facility system must make a book-entry delivery of the notes by causing DTC to transfer such notes into the exchange agent's account at DTC in accordance with DTC's ATOP procedures for transfers. Such holder of notes using ATOP should transmit its acceptance to DTC on or prior to the expiration date, or comply with the guaranteed delivery procedures set forth below. DTC will verify such acceptance, execute a book-entry transfer of the tendered notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of such book-entry transfer, including an agent's message confirming that DTC has received an express acknowledgment from such holder that such holder has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder. We refer to this procedure as a book-entry confirmation. Although delivery of notes may be effected in this way, the letter of transmittal, or facsimile, with any required signature guarantees and any other required documents must be transmitted to and received or confirmed by the exchange agent at its addresses set forth under "-- Exchange Agent," below, prior to 12:00 midnight, New York City time, on the expiration date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

     If you are a beneficial owner of notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian, we urge you to contact such entity promptly if you wish to participate in the exchange offer.

     A holder's tender of notes will constitute an agreement between us and the holder to the terms and subject to the conditions set forth in this document and in the letter of transmittal.

     The method of delivery of notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. No letter of transmittal or notes should be sent to us.

     Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the tender for them. Any beneficial owner whose notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on behalf of the beneficial owner. If

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

the beneficial owner wishes to tender on that owner's own behalf, the owner must, prior to completing and executing the letter of transmittal and delivery of the owner's notes, either make appropriate arrangements to register ownership of the notes in the owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act, unless the notes are tendered

     - by a registered holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

     - for the account of an eligible guarantor institution.

     In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by

     - a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

     - a commercial bank or trust company having an office or correspondent in the United States, or

     - an eligible guarantor institution.

     If the letter of transmittal for any notes is signed by a person other than the registered holder, the notes must be endorsed by the registered holder or accompanied by a properly completed bond power, in each case signed or endorsed in blank by the registered holder. If the letter of transmittal or any notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should so indicate when signing. In addition, these persons must submit evidence satisfactory to us of their authority to act in that capacity with the letter of transmittal. We can waive this requirement.

     We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered notes. We reserve the absolute right to reject any and all notes not properly tendered or any notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of notes must be cured within a time period we will determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give that notification. Tenders of notes will not be considered to have been made until any defects or irregularities have been cured or waived. Any notes that the exchange agent receives which are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

GUARANTEED DELIVERY PROCEDURES

     Holders that wish to tender their notes and:

     - whose notes are not immediately available;

     - that cannot deliver their notes, the letter of transmittal or any other required documents to The Bank of New York, which is the exchange agent; or

     - that cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

          (1) the tender is made through a firm that is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States;

          (2) prior to the expiration date, the exchange agent receives from an institution listed in clause (1) above a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder, the certificate number(s) of the notes and the principal amount of notes tendered. The notice of guaranteed delivery must state that the tender is being made under these guaranteed delivery procedures. It must also include a guarantee that, within three New York Stock Exchange trading days after the expiration date, the institution will deposit with the exchange agent the letter of transmittal, or a facsimile of it, together with the certificate(s) representing the notes, or a confirmation of book-entry transfer of the notes into the exchange agent's account at the book-entry transfer facility, and any other documents required by the letter of transmittal; and

          (3) the exchange agent receives, no later than three New York Stock Exchange trading days after the expiration date, the certificate(s) representing all tendered notes in proper form for transfer, or a confirmation of book-entry transfer of the notes into the exchange agent's account at the book-entry transfer facility, together with a letter of transmittal, or a facsimile of it, properly completed and duly executed, with any required signature guarantees, and all other documents required by the letter of transmittal.

     Holders that wish to tender their notes according to the guaranteed delivery procedures set forth above may request that the exchange agent send them a notice of guaranteed delivery.

WITHDRAWAL RIGHTS

     Except as otherwise provided in this document, tenders of notes may be withdrawn at any time on or prior to 12:00 midnight, New York City time, on the expiration date.

     For a holder to withdraw a tender of notes, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address below before 12:00 midnight, New York City time, on the expiration date. Any notice of withdrawal must:

     - specify the name of the person who deposited the notes to be withdrawn;

     - identify the notes to be withdrawn, including the certificate number or numbers and principal amount of the notes;

     - be signed by the depositor in the same manner as the original signature on the letter of transmittal by which the notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of the notes into the name of the person withdrawing the tender; and

     - specify the name in which any withdrawn notes are to be registered, if different from that of the depositor.

     We will determine all questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices. Any notes so withdrawn will be considered not to have been validly tendered for purposes of the exchange offer, and no preferred stock will be issued unless the notes withdrawn are validly re-tendered. Any notes that have been tendered but that are not accepted for exchange or that are withdrawn will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn notes may be re-tendered by following one of the procedures described above under the caption "Procedures for Tendering" at any time prior to the expiration date.

EXCHANGE AGENT

     The Bank of New York has been appointed as exchange agent for the exchange offer. Delivery of the letter of transmittal and any other required documents, questions, requests for assistance, requests for additional copies of this document or of the letter of transmittal and requests for notice of guaranteed delivery should be directed to the exchange agent as follows:

                                        BY OVERNIGHT COURIER OR          BY FACSIMILE      TO CONFIRM BY TELEPHONE
        BY HAND DELIVERY:             REGISTERED/CERTIFIED MAIL:         TRANSMISSION:       OR FOR INFORMATION:
      The Bank of New York               The Bank of New York           (212) 815-6339          (212) 815-3687
       101 Barclay Street                 101 Barclay Street
    New York, New York 10286           New York, New York 10286
          Ground Level              Attn: Reorganization Unit -- 7E
 Corporate Trust Services Window
 Attn: Reorganization Unit -- 7E

     Delivery other than to the above addresses or facsimile number will not constitute a valid delivery.

FEES AND EXPENSES

     We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will pay other expenses to be incurred by us in the exchange offer, including the fees and expenses of the exchange agent, and our own accounting fees and legal fees. Holders who tender their notes for exchange will not be obligated to pay any transfer taxes. If, however, shares of preferred stock are to be delivered to, or issued in the name of, any person other than the registered holder of the notes tendered, tendered notes are registered in the name of any person other than the person signing the letter of transmittal, or a transfer tax is imposed for any reason other than the exchange of notes in connection with the exchange offer, then the amount of any transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of these taxes or exemption from them is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

ACCOUNTING TREATMENT

     We expect to record this exchange offer in accordance with FAS-15 "Accounting By Debtors and Creditors For Troubled Debt Restructurings." In this exchange, the fair market value of the preferred stock, which we expect to have determined by an independent valuation, will be recorded by reducing the carrying value of the notes. The carrying value of the notes is comprised of the principal amount of such notes, the unamortized deferred gain related to the previous restructuring and any capitalized costs, related to such notes. The cash flows (undiscounted principal plus interest payments) of the remaining debt obligation are compared to the remaining carrying value of the notes. If the cash flows exceed such carrying value, no further adjustment is made to the carrying value. If, however, the cash flows are less than the remaining carrying value, a gain is recorded and the carrying value is adjusted downward to reflect the cash flow amount. Additionally, all future cash payments would reduce the carrying value and no interest expense would be recorded. We expect that the cash flows of the debt obligation will significantly exceed the carrying value of the notes due to the interest payments to be made on such notes. This transaction has tax considerations that we expect will result in the payment of income tax. See "Summary -- Summary of Historical and Pro Forma Consolidated Financial Data."

CONSEQUENCES OF FAILURE TO EXCHANGE

     Notes not exchanged in this exchange offer will continue to remain outstanding. Participation in the exchange offer is voluntary, and eligible holders of notes should carefully consider whether to participate. We urge holders of notes to consult their financial and tax advisors in making their own decision on what action to take.

     To the extent that notes are exchanged for preferred stock in this exchange offer, the trading market for unexchanged notes could be adversely affected.

     Whether or not the exchange offer is effected, we may in the future seek to acquire unexchanged notes in open market or privately negotiated transactions, through subsequent private exchanges or otherwise.

OTHER ACTIONS

     In connection with the exchange offer (but not as conditions precedent to consummation of the exchange offer) we anticipate taking the following actions:

     - terminate the Stockholders Agreement dated August 12, 1996 among certain stockholders and us (termination of which will also cause the termination of the 1999 Investor Agreement among certain stockholders, certain warrant holders and us);

     - cancel (upon surrender) the Stock Purchase Warrant we issued on August 12, 1996 to First Reserve Fund; and

     - amend our First Restated and Amended By-Laws, as amended, to, among other things, replace certain provisions relating to the selection of members of our Board of Directors, which provisions will have been rendered moot by termination of the Stockholders Agreement.

                         DESCRIPTION OF PREFERRED STOCK

     The terms of the new preferred stock are those stated in our certificate of incorporation and the certificate of designations, preferences and rights of our new preferred stock. This section summarizes the material terms of the new preferred stock. It does not restate our certificate of incorporation or the certificate of designations in their entirety. We urge you to read these documents, because they, and not this description, define your rights as holders of shares of new preferred stock. You may obtain a copy of our certificate of incorporation and the certificate of designations from us. The following summary is subject to applicable provisions of Delaware law.

GENERAL

     Under the terms of our certificate of incorporation, the board of directors is authorized to issue shares of preferred stock in one or more class without existing stockholder approval. The board has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each class of preferred stock. Prior to this exchange offer, we created and issued four classes of preferred stock, which we have designated as Class A, B, C and D preferred stock. All of the authorized shares of our Class A, B and D preferred stock are issued and outstanding. All of our Class C preferred stock is owned by us and will be canceled before the exchange becomes effective. See "Description of Our Capital Stock."

NEW PREFERRED STOCK

     When issued pursuant to this exchange offer, the new preferred stock will be validly issued, fully paid and non-assessable and will be designated as Class E Convertible Preferred Stock. The new preferred stock will:

     - constitute a single class consisting of up to 200,000 shares;

     - have no stated maturity;

     - not have any preemptive rights; and

     - not be subject to any sinking fund.

DIVIDENDS AND DISTRIBUTIONS

     The new preferred stock will accrue dividends from the date of issuance at the rate of 14.25% per annum ($142.50 per share). The dividends will be payable quarterly in arrears, in cash or at our option in shares of new preferred stock valued at the liquidation value of such shares.

RANKING

     Each share of new preferred stock has equal voting, dividend, distribution and liquidation rights. Upon voluntary or involuntary liquidation, dissolution or winding up, the new preferred stock will rank senior to all classes and series of our existing and future equity securities, including our common stock and Class A, B, C and D preferred stock.

LIQUIDATION PREFERENCE

     In the event of our liquidation, each holder of the new preferred stock will be entitled to receive $1,000 per share of preferred stock plus an amount equal to any accrued and unpaid dividends.

VOTING RIGHTS

     Holders of new preferred stock will have the right and power to vote, on an as-converted basis, on any matters upon which the holders of common stock are entitled to vote. The holders of new preferred stock shall vote together as a single class to:

     - amend, alter or repeal any of the provisions of our Restated and Amended Certificate of Incorporation or By-Laws, if such amendment, alteration, repeal or resolution would affect adversely the preferences, special rights or powers of the new preferred stock;

     - increase or decrease (other than by redemption or conversion) the total number of authorized shares of new preferred stock;

     - issue any capital stock which ranks senior to or pari passu with the new preferred stock with respect to the payment of dividends or as to payment upon our liquidation, dissolution of winding up; or

     - redeem or repurchase any capital stock which ranks junior to or pari passu with the new preferred stock with respect to the payment of dividends or as to payment upon our liquidation, dissolution or winding up.

REDEMPTION

     We will have the right to redeem all or a portion of the new preferred stock at any time and at no penalty upon not less than 30 and not more than 45 days' prior written notice to the holders. If less than all of the outstanding new preferred stock is to be redeemed, it will be redeemed from each holder on a pro rata basis in proportion to the number of shares held by each holder. The redemption price per share will be equal to $1,000, the par value of the new preferred stock, plus accrued and unpaid dividends. The notice of redemption we will send you will identify: (i) the date of the redemption; (ii) the total number of shares of Class E preferred stock we are redeeming from all holders;
(iii) the number of shares we are proposing to redeem from you; (iv) the redemption price; (v) a notice that you may elect to convert your shares into our common stock at any time prior to the effective date of the redemption; and
(vi) the price at which your shares could be converted.

CONVERSION AND ANTI-DILUTION

     Each share of new preferred stock will be convertible at any time at the initial conversion price of $46.67207 per share into 21.42609 shares of our common stock, subject to adjustment for specific events described below, which is equal to .0026312% of our pro forma fully diluted common stock as of the effective date of this exchange offer. If the maximum of $38,006,000 principal amount of notes are exchanged on these terms, $38,006,000 liquidation preference of the new preferred stock would be issued and those shares would be convertible into 99.99% of our common stock on a fully-diluted basis as of the effective date of this exchange offer. The conversion price and the number of shares of our common stock into which each share of new preferred stock is convertible will be adjusted for any of the following events:

     - if we issue or sell common stock at a price per share below the conversion price of the Class E preferred stock (initially $46.67207 per share) other than under an approved employee stock option plan;

     - if we issue rights or options to buy common stock at a price per share below the Class E conversion price;

     - if we issue other securities that are convertible into common stock at a price per share below the Class E conversion price;

     - if there is a stock dividend on, or a split or reverse split of, our common stock; or

     - if a reorganization, reclassification, consolidation, merger or other transaction results in a change in our common stock.

SUBSIDIARY GUARANTEES

     Our payment obligations under the new preferred stock are jointly and severally guaranteed, fully and unconditionally, by our wholly-owned subsidiaries. The subsidiaries have agreed to guarantee payment of:

     - any accumulated arrears and accruals of unpaid cash dividends declared on the new preferred shares;

     - the redemption price (including all arrearages and accruals of unpaid dividends); and

     - the lesser of the aggregate liquidation preference (including all arrearages and accruals of unpaid dividends) and the amount of our remaining assets upon our liquidation, dissolution or winding up.

BOOK-ENTRY SYSTEM

     DTC will act as securities depository for the preferred stock of any holder who chooses to have such preferred stock held in book-entry form. All references to preferred stock in this subsection refer to the preferred stock of holders who have chosen to have such preferred stock held in book-entry form.

     DTC has advised us as follows:

     The preferred stock will be issued as fully-registered securities registered in the name of Cede & Co., DTC's partnership nominee, or such other name as may be requested by an authorized representative of DTC. One fully-registered certificate will be issued for the preferred stock, in the aggregate amount of preferred stock (par value and liquidation preference of $1,000 per share) to be held in book-entry form, and will be deposited with DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Bank Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants, known as "Direct Participants," deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. These persons are known as "Indirect Participants". The Rules applicable to DTC and its Direct and Indirect Participants are on file with the Securities and Exchange Commission.

     Purchases of preferred stock under the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Stock on DTC records. The ownership interest of each actual purchaser of preferred stock, known as a "Beneficial Owner," is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the preferred stock are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in preferred stock, except in the event that use of the book-entry system for the preferred stock is discontinued.

     To facilitate subsequent transfers, all preferred stock deposited by Direct Participants with DTC is registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of preferred stock with DTC and its registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the preferred stock; DTC's records reflect only the identity of the Direct Participants to whose accounts such preferred stock is credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither DTC nor Cede & Co., nor any other DTC nominee, will consent or vote with respect to the preferred stock. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date with respect to a vote. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the preferred stock is credited on the record date, identified in a listing attached to the omnibus proxy.

     Redemption proceeds, distributions, and dividend payments on the preferred stock will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts, upon DTC's receipt of funds and corresponding detail information from us on payable date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividends to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

     DTC may discontinue providing its services as securities depository with respect to the preferred stock at any time by us reasonable notice. Under such circumstances, in the event that a successor securities depository is not obtained, preferred stock certificates are required to be printed and delivered. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC, or a successor securities depository. In that event, preferred stock certificates will also be printed and delivered.

     The information in this subsection concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

                        DESCRIPTION OF THE CAPITAL STOCK

     As of February 1, 2001:

     - 7,083 shares of common stock were issued and outstanding;

     - all of the authorized shares of Class A, B and D preferred stock were issued and outstanding;

     - all of the former Class C preferred Stock with a par value of $13,000 per share had been repurchased by us; and

     - there were outstanding warrants to purchase 3,047 shares of common stock.

     Our certificate of incorporation and the Class A, B and D preferred stock certificates of designation will be amended and the Class C preferred stock will be cancelled, all as a precondition to closing the exchange offer. We are currently negotiating with the holders of each of our outstanding classes of preferred stock with respect to these amendments to the preferred stock. We cannot provide any assurance that we will successfully complete these negotiations. If the holders of our outstanding preferred stock do not agree to these amendments, this condition to the closing of the exchange offer will not be satisfied.

     The following description of our capital stock contains a summary of the material provisions of our certificate of incorporation and the certificates of designations, preferences and rights of each class of our existing preferred stock assuming such amendments are implemented and cancellation of the Class C Preferred Stock and a 1 for 1,000 share reverse split of our common stock, which will be effected prior to the closing. This description does not restate these documents in their entirety. You should read these documents, copies of which you may obtain from us, in their entirety to understand all of the rights that holders of our capital stock are entitled to. In addition, the following summary is subject to applicable provisions of Delaware law.

     Immediately before closing of the exchange our authorized capital stock will consist of:

     - 2,000,000 shares of common stock with a par value of $0.01 per share, of which 7.083 shares will be issued and outstanding;

     - 10,000 shares of Class A preferred stock with a par value of $2,500 per share, of which all will be issued and outstanding;

     - 10,000 shares of Class B preferred stock with a par value of $1,000 per share, of which all will be issued and outstanding;

     - 1,000 shares of Class D preferred stock with a par value of $7,000 per share, of which all will be issued and outstanding; and

     - 200,000 shares of Class E preferred stock with a par value of $1,000 per share, none of which will be issued and outstanding.

COMMON STOCK

     Each share of common stock has equal voting, dividend, distribution and liquidation rights. Each share of common stock is not redeemable and has no preemptive, conversion or cumulative voting rights, except as described in our Annual Report on Form 10-K for the fiscal year ended December 31, 1999 under "Certain Relationships and Related Transactions -- Stockholders' Agreement" therein. Covenants in the indenture governing the notes and our loan agreement with Foothill prohibit the declaration and payment of cash dividends on the common stock. In the event of our liquidation, dissolution or winding up, the holders of the common stock are entitled to share equally and ratably in our assets, if any, that remain after the payment of all of our debts and liabilities and the liquidation preference of any outstanding preferred stock.

PREFERRED STOCK

  Class A Preferred Stock

     Holders of Class A preferred stock are generally not entitled to voting rights. However, we may not take any of the following actions without the affirmative vote of at least 50% of the Class A preferred stock outstanding:

     - amend, alter or repeal any provision of our certificate of incorporation or bylaws, or pass any stockholders' resolution, that would adversely affect the preferences, special rights or powers of the Class A preferred stock;

     - increase or decrease, other than by redemption or conversion, the total number of authorized shares of Class A preferred stock; or

     - issue any capital stock that ranks senior to, or on parity with, the Class A preferred stock with respect to the payment of dividends or the right to receive distributions upon liquidation, other than our Class E preferred stock.

     Holders of Class A preferred stock are entitled to annual cash dividends. These dividends are payable on December 31 and accrue whether or not they have been declared. The dividend per share is calculated by multiplying the total of the sum of $2,500 plus all accrued and unpaid dividends by five percent. As of December 31, 2000, there were approximately $6 million of accrued and unpaid dividends on the Class A preferred stock. Dividends cannot be paid on any of our equity securities, other than Class D preferred stock and Class E preferred stock, if accrued dividends on the Class A preferred stock have not been declared and paid.

     Each share of Class A preferred stock is entitled to a liquidation preference over the Class B preferred stock and common stock, and junior to the Class D preferred stock and Class E preferred stock equal to $2,500 plus accrued and unpaid dividends. The amount paid per share will be $2,500 plus any accrued and unpaid dividends. However, Class A preferred stock may not be redeemed until we have paid all accrued and unpaid dividends on Class D preferred stock and Class E preferred stock.

     On December 31, 2009, we must redeem 10% of all outstanding Class A preferred stock. After that, on every May 31, we must redeem the same number of shares of Class A preferred stock until all outstanding shares have been redeemed. The price per share for redemption will be $2,500 plus any accrued and unpaid dividends. The indenture governing the notes prohibits us from making any dividend or redemption payments on the Class A preferred stock unless we meet a coverage test. See "Management's Discussion and Analysis -- Liquidity and Capital Resources -- Long Term Debt" in our Annual Report on Form 10-K for the fiscal year ended December 31, 1999. We are also prohibited from making any dividend or redemption payments on the Class A preferred stock upon the occurrence, and during the continuance, of any default or event of default under the indenture governing the notes.

  Class B Preferred Stock

     The Class B preferred stock is generally non-voting and is not entitled to receive dividends. Each share of Class B preferred stock is entitled to a liquidation preference of $1,000 over shares of common stock and any preferred stock junior to the Class B preferred stock.

     The Class B preferred stock is redeemable, in whole but not in part, at our option for cash at a price of $1,375 per share. In addition, in the event of a public offering of our common stock or a sale of Anker, the Class B preferred stock is redeemable at our option or at the option of the holder at a price of $1,375 per share. In the event of a public offering, the redemption price would not be payable until December 31, 2009. In the event of a merger, the Class B preferred stock would be assumed by the surviving corporation and the redemption price would not be payable until December 31, 2009. In the event of a sale of substantially all of our assets followed by a liquidation of Anker, the Class B preferred stock would not be redeemed but, instead, would participate in the liquidation in accordance with its terms.

     The Class B preferred stock is not redeemable to the extent that

     - we have not effected all of the required redemptions of our Class A, Class D and Class E preferred stock prior to or simultaneously with the redemption of the Class B preferred stock,

     - there are any accrued but unpaid dividends on the Class A preferred stock, Class D preferred stock or Class E preferred stock, or

     - we do not have funds legally available to redeem the Class B preferred stock.

     The indenture governing the notes prohibits the making of any dividend or redemption payments on the Class B preferred stock unless we meet a coverage test. See "Management's Discussion and Analysis -- Liquidity and Capital Resources -- Long Term Debt" in our Annual Report on Form 10-K for the fiscal year ended December 31, 1999. We are also prohibited from making any dividend or redemption payments on the Class B preferred stock upon the occurrence, and during the continuance, of any default or event of default under the indenture governing the notes.

  Class D Preferred Stock

     In connection with our purchase of assets from Phillips Resources, Inc., we issued 1,000 shares of Class D preferred stock to Glenn Springs Holdings, Inc., which owns Phillips. The Class D preferred stock is non-voting, except as required by applicable law. The Class D preferred stock is entitled to receive:

     - for a period of 15 years from and after January 1, 1996, quarterly cumulative cash dividends in an amount equal to 2 1/2% of the gross realization from coal sales from properties in Upshur and Randolph counties for the immediately preceding calendar quarter and

     - after that, quarterly cumulative cash dividends equal to 1 1/2% of the gross realization from coal sales from such properties in Upshur and Randolph counties for the immediately preceding calendar quarter.

     Each share of Class D preferred stock is entitled to a liquidation preference ranking junior to our Class E preferred stock and senior to our Class A preferred stock, Class B preferred stock, and common stock in an amount equal to the redemption price described below.

     If aggregate dividends of $5.0 million or more on the Class D preferred stock are not paid on or before December 31, 2008, then we must, if a holder of Class D preferred stock requests, redeem that holder's shares over the five-year period beginning December 31, 2009 by redeeming 20% of that holder's shares on that date and on December 31 of each of the succeeding four years, at a price per share equal to $7,000 plus all accrued and unpaid dividends. If aggregate dividends of $5.0 million or more on the Class D preferred stock are paid on or before December 31, 2008, then we must redeem the Class D preferred stock over the five year period beginning December 31, 2011 by redeeming 20% of the issued and outstanding shares of Class D preferred stock on that date and on December 31 of each succeeding year, at the same redemption price described in the previous sentence. Furthermore, the Class D preferred stock is redeemable at any time at our option at a price per share equal to this same redemption price.

     No dividends have been paid on the Class D preferred stock as of the date of this document. The indenture governing the notes prohibit the payment of dividends on the Class D preferred stock after the occurrence, and during the continuance, of any default or event of default under that indenture.

  Stock Purchase Warrants

     On August 12, 1996, we issued a stock purchase warrant to the First Reserve Funds. The stock purchase warrant is exercisable for that number of shares of our common stock equal to 8.333% of the total number of shares of common stock issued to the holders of Class A preferred stock upon their conversion of Class A preferred stock into shares of our common stock. The stock purchase warrant has been surrendered for cancellation in connection with the exchange offer.

     On October 28, 1999 in connection with the private exchange and private placement of Series A notes, we issued warrants to purchase 3,047 shares of our common stock to the holders of notes that participated in the private restructuring, which was equivalent to 30.1% of our fully diluted common stock as of February 1, 2001, or 0.00037% if this exchange offer is completed and the maximum of 38,006 shares of Class E preferred stock are issued. The initial exercise price of the warrants was $0.01 per share, payable in cash. The number of shares purchasable upon exercise of these warrants was reduced to 3.047 and the price was adjusted to $10.00 per share as the result of a 1:1,000 reverse split of our common stock. The warrants are exercisable at any time or from time to time before October 28, 2009. We will not issue fractional shares upon exercise of the warrants, but we will pay a cash adjustment for any fractional share that would otherwise be issuable. The cash amount will be equal to the same fraction of the per share exercise price. The warrants entitle the holders to anti-dilution protections and registration rights. No adjustment to the exercise price will be made as a result of the issuance of the Class E preferred stock.

                 MATERIAL U. S. FEDERAL INCOME TAX CONSEQUENCES

     The following discussion sets forth the anticipated material U.S. federal income tax consequences to holders of notes that exchange notes for preferred stock, and of the ownership and disposition of the preferred stock.

     This discussion is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service will not challenge one or more of the tax consequences described below, and we have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service as to any U.S. federal income tax consequences relating to the exchange, the notes or the preferred stock.

     This discussion may not apply to all holders of notes or preferred stock because:

     - this discussion does not address the tax consequences to subsequent purchasers of the preferred stock and is limited to investors who hold the notes and preferred stock as capital assets, as defined in Section 1221 of the Code;

     - this discussion does not discuss the tax consequences to holders that may be subject to special tax rules, such as financial institutions, insurance companies, tax exempt entities, dealers in securities or foreign currencies or persons who hold the notes or the preferred stock as a position in a straddle or as part of a "conversion transaction" or that have hedged the interest rate on the notes;

     - this discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders of the notes or preferred stock in light of their particular circumstances; and

     - this discussion does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     Because this discussion may not apply to all note holders, holders should consult their own tax advisors as to the particular tax consequences to them of acquiring, holding or disposing of the preferred stock.

DEFINITIONS

     A "United States Holder" means:

     - a citizen or resident of the United States, including, in some cases, former citizens and former long-time residents,

     - a corporation, partnership or other entity created or organized under the laws of the United States or any political subdivision thereof,

     - an estate, if its income is subject to U.S. federal income taxation, or

     - a trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and (2) one or more U.S. persons have the authority to control all substantial decisions of the trust.

     A "Non-U.S. Holder" is a holder that is not a United States Holder.

CONSEQUENCES OF THE EXCHANGE OFFER FOR UNITED STATES HOLDERS

QUALIFICATION AS A RECAPITALIZATION

     The exchange of a United States Holder's notes for preferred stock should qualify as a recapitalization if the notes are "securities" for federal income tax purposes. The term "security" is not defined in the Internal Revenue Code or the applicable Treasury regulations, and it has not been clearly defined by judicial decisions. Whether a debt instrument qualifies as a "security" depends upon an overall evaluation of the nature of the debt instrument, with one of the most significant factors being the term of that instrument. In general, the longer the term of a debt instrument, the greater the likelihood that it will be considered a security. Instruments with a term of more than ten years are likely to be treated as securities, and instruments with a term of less than five years are unlikely to be treated as securities.

     We intend to report the exchange offer as a recapitalization based upon our belief that the notes should be treated as securities for federal income tax purposes. Assuming that the exchange offer does qualify as a recapitalization, a holder that exchanges notes for preferred stock will not recognize gain or loss as a result of the exchange, except as discussed below under "-- Accrued but Unpaid Interest." The holder's tax basis in the preferred stock received in the exchange will generally be equal to the holder's adjusted tax basis in the notes exchanged for such preferred stock. The holder's holding period for the preferred stock will include the holding period of the notes.

     If the exchange offer fails to qualify as a recapitalization because the notes are not securities for federal income tax purposes, a United States Holder would recognize capital gain or loss equal to the difference between the fair market value of the preferred stock received and the holder's tax basis in the notes exchanged therefor, subject to the market discount rules discussed below. A holder's tax basis in the preferred stock would equal the fair market value of the preferred stock, and the holding period of the preferred stock would begin on the day following the day of the exchange.

     The remaining discussion assumes that the exchange offer will qualify as a recapitalization for federal income tax purposes.

ACCRUED BUT UNPAID INTEREST

     We intend to pay in cash the accrued interest on notes accepted in the exchange offer through, but not including, the date of issuance of the preferred stock. A United States Holder will recognize ordinary income to the extent of any cash received as payment for accrued interest on the notes that was not previously included in the holder's income. United States Holders that have already included the accrued interest in income will not recognize any additional income as a result of the consideration received as payment for accrued interest on the notes.

MARKET DISCOUNT

     If a United States Holder acquires a note subsequent to its original issuance and the note's issue price, increased by the amount of any accrued original issue discount, exceeds the holder's purchase price, the note will be considered to have market discount equal to that excess. Any gain recognized by the holder on the disposition of a note having market discount generally will be treated as ordinary income to the extent of the market discount that accrued on the note while held by such holder. Alternatively, the holder may elect to include market discount in income currently over the life of the note. This election applies to all market discount notes the holder acquires on or after the first day of the first taxable year to which the election applies and is revocable only with the consent of the Internal Revenue Service. Market discount will accrue on a straight-line basis unless the holder elects to accrue the market discount on a constant yield method. A constant yield election will apply only to notes to which it is made and is irrevocable.

     Some United States Holders of notes may have acquired their notes at a market discount. Accrued market discount that is not recognized in connection with the exchange of notes for preferred stock because the exchange qualifies as a recapitalization will carry over to the preferred stock and be treated as ordinary income to the extent of any gain recognized upon the disposition of such preferred stock (or on the disposition of any common stock received upon conversion of the preferred stock). You should consult your own tax advisor regarding the amount of any market discount accrued with respect to your notes.

CONSEQUENCES TO UNITED STATES HOLDERS OF OWNING AND DISPOSING OF PREFERRED
SHARES

DIVIDENDS

     Dividends on the preferred stock, whether paid in cash or in kind with additional preferred stock, that are paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax

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

purposes will be includible as ordinary income by a holder when received or accrued in accordance with that holder's method of accounting for U.S. federal income tax purposes. To the extent that a holder receives a dividend on its preferred stock and the amount of the dividend exceeds our current and accumulated earnings and profits, the dividend will be treated first as a non-taxable return of capital reducing the holder's basis in its preferred stock, and any dividend in excess of the holder's basis in its preferred stock will be treated as capital gain.

     Dividends paid to holders that are U.S. corporations may qualify for the dividends received deduction. Dividends received by a corporate shareholder, however, could in some circumstances be considered an "extraordinary dividend" under Section 1059 of the Code unless the corporation's preferred stock has been held for more than two years. Corporate shareholders should consult their own tax advisors as to the availability of the dividends received deduction and the application of Section 1059 of the Code to their receipt of dividends.

     Distributions (whether in cash or in kind) with respect to the preferred stock in our complete liquidation will be applied first to reduce a holder's basis in its preferred stock and thereafter will be treated as capital gain. A holder generally will be entitled to claim a capital loss with respect to any basis in its preferred stock remaining after our final liquidating distribution.

DISPOSITIONS

     Any sale, exchange, redemption (except as discussed below) or other disposition of the preferred stock generally will result in taxable gain or loss to the holder equal to the difference between the amount received and the shareholder's adjusted tax basis in the preferred stock. Such gain or loss generally will be capital gain or loss (except to the extent that it is attributable to accrued market discount carried over from the holder's notes as described above), and will be long-term capital gain or loss if the holding period for the preferred stock exceeds one year. In certain cases, a redemption of preferred stock may be treated as a dividend, rather than as a payment in exchange for the preferred stock. In such event, the redemption payment will be treated as ordinary dividend income to the extent that such payment is made out of current or accumulated earnings and profits, as calculated for U.S. federal income tax purposes. The determination of whether the redemption will be treated as a dividend rather than as payment in exchange for the preferred stock will depend upon whether and to what extent the redemption reduces the holder's percentage stock ownership interest in us (taking into account certain constructive ownership rules).

CONVERSION

     In general, no gain or loss will be recognized for federal income tax purposes upon the conversion of the preferred stock at the option of the holder solely into common stock, except to the extent that payments are made with respect to dividend arrearages on such preferred stock. The basis that a holder will have for tax purposes in the common stock received will be equal to the adjusted basis the holder had in the preferred stock so converted and, provided that the preferred stock was held as a capital asset, the holding period for the common stock received will include the holding period for the preferred stock converted. Any payments made upon conversion (whether in cash or in common stock) for dividend arrearages on the preferred stock will be taxable as ordinary income.

NON-U.S. HOLDERS

     Subject to the discussion below concerning backup withholding, dividends paid on the preferred stock to Non-U.S. Holders will generally be subject to withholding of United States federal income tax at the rate of 30%, unless:

     - such Non-U.S. Holder is entitled to a reduced withholding tax rate pursuant to an applicable income tax treaty; or

     - the dividends are effectively connected with the conduct of a trade or business or, if an income tax treaty applies, are attributable to a permanent establishment, as defined therein, within the United

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

       States of the Non-U.S. Holder, and such Non-U.S. Holder furnishes to us or our agent a duly executed Internal Revenue Service Form W-8ECI, or any successor form.

     In order to obtain a reduced rate of withholding under an income tax treaty, a Non-U.S. Holder generally will be required to furnish to us or our agent a duly executed Internal Revenue Service Form W-8 (including a Form W-8BEN, W-8ECI, W-8EXP, and W-8IMY) certifying, under penalties of perjury, that such Non-U.S. Holder is entitled to benefits under an income tax treaty. The applicable Treasury Regulations also provide special rules for dividend payments made to foreign intermediaries, U.S. or wholly owned entities that are disregarded for U.S. federal income tax purposes and entities that are treated as fiscally transparent in the United States, the applicable income tax treaty jurisdiction, or both. Non-U.S. Holders who are eligible for a reduced withholding rate may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund with the Internal Revenue Service.

     Dividends paid to a Non-U.S. Holder that are effectively connected with the conduct of a trade or business, or, if an income tax treaty applies, are attributable to a permanent establishment, as defined therein, within the United States of the Non-U.S. Holder will generally be taxed on a net income basis, that is, after allowance for applicable deductions, at the graduated rates that are applicable to United States persons. In the case of a Non-U.S. Holder that is a corporation, such income may also be subject to United States federal branch profits tax, which is generally imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the Non-U.S. Holder is a qualified resident of the treaty country.

     A Non-U.S. Holder generally will not be subject to United States federal income or withholding tax on gain recognized on a sale or other disposition of the preferred stock, unless:

     - the gain is effectively connected with the holder's conduct of a trade or business in the United States;

     - in the case of gains realized by an individual, the individual is present in the United States for 183 days or more in the taxable year of the disposition; or

     - we are considered a "United States real property holding corporation" and either (1) the preferred stock is not considered to be "regularly traded" on an established securities market or (2) the preferred stock is considered to be so traded and the non-U.S. Holder directly or indirectly held more than 5 percent of our preferred stock at any time during the 5-year period ending on the date of the disposition or, if shorter, the period during which the Non-U.S. Holder held its preferred stock.

     Gains recognized by a Non-U.S. Holder that are effectively connected with the conduct of a trade or business within the United States of the Non-U.S. Holder, or, if an income tax treaty applies, are attributable to a permanent establishment within the United States of the Non-U.S. Holder, will generally be taxed on a net income basis. In the case of a Non-U.S. Holder that is a corporation, such income may also be subject to the United States federal branch profits tax (described above).

     We would generally be considered a United States real property holding corporation on the date of a disposition of preferred stock by a Non-U.S. Holder if at any time during the 5-year period ending on that date or, if shorter, the period the Non-U.S. Holder held its preferred stock, the fair market value of our interests in United States real property were to represent 50 percent or more of the fair market value of our worldwide real property interests plus other assets used or held for use in a trade or business. We have not recently performed an analysis to determine whether we are a United States real property holding corporation, and there is a risk that we could be classified as a United States real property holding corporation at the present time and in the future. Gains of a Non-U.S. Holder that are taxable because we are a United States real property holding corporation will be taxed in the same manner as gains that are effectively connected with the conduct of a trade or business in the United States (discussed above). In addition, upon the sale or other disposition of preferred stock by a Non-U.S. Holder, the purchaser may in certain circumstances be required to withhold 10 percent of the proceeds of the sale unless we could certify that we are not and were not during the applicable period a United States real property holding corporation. Any tax withheld would be credited against the Non-U.S. Holder's federal income tax liability, and the Non-U.S. Holder would be entitled to a refund of the excess of the amount withheld over such federal income tax liability if the appropriate information is filed with the Internal Revenue Service on a timely basis.

INFORMATION REPORTING AND BACKUP WITHHOLDING

UNITED STATES HOLDERS

     In general, information reporting requirements may apply to certain payments received in the exchange and on the preferred stock. A 31% backup withholding tax may apply to the payments if the United States Holder:

     - fails to furnish or certify its correct taxpayer identification number to the payor in the manner required,

     - is notified by the Internal Revenue Service that it has failed to report payments of interest and dividends properly, or

     - under some circumstances, fails to certify that it has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments.

     Any amounts withheld under the backup withholding rules will be allowed as a credit against the holder's U.S. federal income tax. If the holder has filed a return and the required information is furnished to the Internal Revenue Service, the holder may be entitled to a refund of the excess of the amount withheld over the holder's federal income tax liability.

     Because the exchange should be treated as a recapitalization, United States Holders will be required to file information regarding the exchange with their federal income tax returns for the period in which the exchange occurs.

NON-U.S. HOLDERS

     Under current regulations, no information reporting or backup withholding will apply to payments to Non-U.S. Holders that have provided the payor with a certificate of foreign status on a Form W-8 (including a Form W-8BEN, W-8ECI, W-8EXP or W-8IMY) and if the payor does not have actual knowledge that the beneficial owner is a U.S. person. If these conditions are not satisfied, information reporting and backup withholding will apply to payments made to the beneficial owner of notes or preferred stock by a U.S. office of an agent or broker.

     Backup withholding and information reporting will generally not apply if payments received in the exchange and on the preferred stock are paid to or through a foreign office of a broker, as defined in applicable U.S. Treasury regulations, or if the foreign office of a broker pays the proceeds of the sale of preferred stock to the owner of the preferred shares. Information reporting, however, may be required in some circumstances. If the broker is, for U.S. federal income tax purposes,

     - a United States person,

     - a controlled foreign corporation,

     - a foreign person that derives 50% or more of its gross income for specified periods from the conduct of a trade or business in the United States, or

     - a foreign partnership if, at any time during its tax year, one or more of its partners are "U.S. persons," as defined in the Treasury regulations, who in the aggregate hold more than 50% of the income or capital interests in the partnership if, at any time during the tax year, the partnership is engaged in a U.S. trade or business,

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

the payments will be subject to information reporting, but not backup withholding, unless (1) the agent or broker has documentary evidence in its records that the beneficial owner is not a U.S. person and other conditions are met or (2) the beneficial owner otherwise establishes an exemption.

CONSEQUENCES OF THE EXCHANGE FOR ANKER

CANCELLATION OF DEBT INCOME

     The amount of our aggregate indebtedness will be reduced as a result of the exchange of the notes for the preferred stock. Generally, a reduction of indebtedness is treated as income to the debtor. We expect that we will recognize cancellation of debt income as a result of the exchange offer equal to the excess of the adjusted issue price of the notes exchanged by holders, as defined in Treasury Regulation Section 1.1275-1(b), over the fair market value of the preferred stock transferred in exchange for those notes.

     However, we will not be required to treat this cancellation of debt amount as income to the extent that our liabilities immediately before the exchange exceed the fair market value of our assets at that time. The amount of the cancellation of debt income that is not treated as income as a result of this insolvency rule will be applied, on a dollar-for-dollar basis, to reduce certain of our tax attributes, including net operating losses, research and development credits, alternative minimum tax credits and capital loss carryovers. The reduction of these attributes could have the effect of increasing our federal income tax liability in subsequent years.

     To the extent that we are required to recognize taxable income as a result of the exchange as described above, we nevertheless expect that we will be able to offset most or all of any such cancellation of debt income with our net operating losses, subject to the alternative minimum tax consequences and net operating loss limitations discussed below.

     There is no assurance, however, that the Internal Revenue Service will respect our determination as to the amount of our cancellation of debt income. Accordingly, the amount of cancellation of debt income resulting from the exchange offer could exceed our allowable net operating losses and result in a significant tax liability.

ALTERNATIVE MINIMUM TAX

     Alternative minimum tax is imposed at a rate of 20% on a corporation's alternative minimum taxable income. Alternative minimum taxable income is calculated by adding back specified deductions, or portions of those deductions, that are permitted in calculating a corporation's regular taxable income. In particular, in calculating our alternative minimum taxable income, our net operating losses, as computed for alternative minimum tax purposes, may only offset 90% of our alternative minimum taxable income.

     To the extent the insolvency exception described above is not available, we must include cancellation of debt income when calculating alternative minimum taxable income. Because our net operating losses can be used to offset no more than 90% of that alternative minimum taxable income, we expect to pay alternative minimum tax as a result of the exchange offer. Moreover, if the Internal Revenue Service does not respect our determination as to the amount of cancellation of debt income or such income otherwise exceeds the amount of our available net operating losses as determined for alternative minimum tax purposes, we could have a substantial alternative minimum tax liability.

     Furthermore, as a result of the ownership change under section 382 discussed below, we may be required to reduce the adjusted basis in our assets for tax depreciation purposes in computing our alternative minimum taxable income. This adjustment would reduce our allowable depreciation deductions for alternative minimum tax purposes and, in turn, increase our alternative minimum taxable income in the future.

NET OPERATING LOSS DEDUCTION LIMITATIONS

     Our ability to use our net operating loss carryforwards, if any, will be limited by section 382 of the Code as a result of the exchange. If a corporation undergoes an ownership change as defined in section 382 of the Code, that section limits the amount of pre-change net operating losses, including accrued but unrecognized "built-in" losses, that the corporation may use to offset post-change taxable income. An ownership change occurs if the percentage of the value of the stock of a company owned by one or more "5% Stockholders" increases by more than 50 percentage points during any three year period.

     We believe that the issuance of the preferred stock in the exchange will result in an ownership change. Accordingly, our annual utilization of pre-change net operating losses will be limited to the product of our equity value immediately before the ownership change multiplied by the applicable long-term federal tax-exempt rate. We expect this limitation to effectively prevent us from using our pre-change net operating losses to offset post-change taxable income. By making an election to "close the books" under section 382, however, we expect to treat the recognition of cancellation of debt income as occurring in a year that closes on the date of the exchange. As a result, the existing net operating losses could be fully utilized to offset a significant portion of the cancellation of debt income, subject to the alternative minimum tax limitations discussed above.

     THIS DISCUSSION MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. UNITED STATES HOLDERS AND NON-U.S. HOLDERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE PREFERRED STOCK, INCLUDING THE TAX CONSEQUENCES UNDER U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE EFFECTS OF CHANGES IN THOSE LAWS.

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

                              PLAN OF DISTRIBUTION

     We will exchange preferred stock for notes. We will not receive any proceeds from the exchange of preferred stock for notes.

     Based on an interpretation by the staff of the Division of Corporation Finance of the SEC, we believe that the preferred stock we issue in connection with the exchange offer, like the notes, may be offered for resale, resold and otherwise transferred by any holder of the preferred stock without compliance with the registration requirements of the Securities Act.

     We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers. We will reimburse brokers, dealers and others for the cost of forwarding this Offer to Exchange to beneficial holders.

     We shall not be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the notes, and we and these participants may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, of the preferred stock to be issued.

                          VALIDITY OF PREFERRED STOCK

     Wilmer, Cutler & Pickering, Washington, D.C., will pass upon the validity of the preferred stock for us.

                            INDEPENDENT ACCOUNTANTS

     The consolidated financial statements of Anker Coal Group, Inc. as of December 31, 1999, 1998, and 1997 included in Anker's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and incorporated by reference in this document have been audited by Pricewaterhouse Coopers LLC, independent accountants, as set forth in their report included therein.

                                    ANNEX A

             FORM OF CERTIFICATE OF DESIGNATION OF PREFERENCES AND
                RIGHTS OF CLASS E CONVERTIBLE PREFERRED STOCK OF
                             ANKER COAL GROUP, INC.

             PURSUANT TO SECTION 151 OF THE GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE

     The undersigned, being the duly appointed President of Anker Coal Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of
Section 103 thereof, DO HEREBY CERTIFY:

     That pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certification of Incorporation of the Corporation, the Board of Directors adopted the following resolution creating a class of 200,000 shares of preferred stock designated as Class E Preferred Stock.

     NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority conferred upon the Board of Directors of the Corporation in accordance with the provisions of the Amended and Restated Certificate of Incorporation, there is hereby established a class of preferred stock of the Corporation, $1,000 par value per share, which class shall be designated as "Class E Preferred Stock," and which shall consist of 200,000 shares issuable either in whole shares or in fractional shares, and which shall have the following dividend rights, voting rights, terms of redemption, redemption prices, liquidation preferences, and other rights, qualifications, limitations and restrictions.

1. Dividends Rights.

     (a) Holders of Class E Preferred Stock, in preference to all other equity securities of the Corporation, shall be entitled to receive, when, as and if declared by the Board of Directors, cumulative annual dividends at the rate of $142.50 per share per annum, payable in cash or, at the option of the Corporation, in shares of Class E Preferred Stock valued at the Liquidation Value of such shares, on January 1, April 1, July 1 and October 1 of each year; provided, however that no dividends shall be payable on the Class E Preferred Stock before July 1, 2001. Such dividends will accumulate annually in arrears commencing as of the date of issue of each share of the Class E Preferred Stock and be cumulative, to the extent unpaid, whether or not they have been declared and whether or not there are funds or shares of Class E Preferred Stock of the Corporation legally available for the payment of the dividends.

     (b) At any time during which any shares of Class E Preferred Stock remain outstanding, the Corporation may not declare, pay or set apart for payment any dividend or distribution on any equity securities of the Corporation, whether in cash, property or otherwise, nor shall any equity securities of the Corporation be redeemed, unless all then unpaid and accumulated dividends on the Class E Preferred Stock shall have been paid or set apart for payment.

2. Rights on Liquidation and Ranking.

     (a) In the event of a liquidation, dissolution or winding up of the Corporation or other distribution of assets of the Corporation among stockholders for the purpose of winding up affairs (the foregoing, a "Liquidation"), the holders of the Class E Preferred Stock shall, before any amount shall be paid to or any property or assets of the Corporation distributed among the holders of any other class or series of capital stock of the Corporation (now and hereafter authorized and issued except as may hereafter be approved by the holders of Class E Preferred Stock in accordance with Section 3(b) hereof), including the Common Stock and the Class A, B, C or D Preferred Stock, be entitled to receive a sum equal to $1,000 per share (the "Class E Liquidation Value") together with all accrued and unpaid dividends (which for such purpose shall be calculated from the expiration of the last period for which dividends have been paid up to and including the date of distribution of the Class E Liquidation Value. After payment to the holders of the Class E Preferred Stock of the amounts payable to them, they shall not be entitled to share in any further distribution of the property or assets of the Corporation. In the event that the amounts above provided for cannot be paid in full in respect of the Class E Preferred Stock then outstanding, the holders of shares of Class E Preferred Stock then outstanding shall share ratably in any amount available for such payments.

     (b) With regard to the right to receive distributions upon a Liquidation, the Class E Preferred Stock shall rank senior to any other class or series of capital stock of the Corporation (now and hereafter authorized except as may hereafter be approved by the holders of Class E Preferred Stock in accordance with Section 3(b) hereof), including the Common Stock and the Class A, B, C and D Preferred Stock.

3. Voting Rights.

     (a) General Voting Rights. Except as otherwise provided herein or as required by law, the holders of Class E Preferred Stock shall have the right and power to vote on any matters upon which, or at any proceeding at which, the holders of the Common Stock are entitled to vote, voting together as a single class with the holders of Common Stock. Each holder of Class E Preferred Stock shall be entitled to that number of votes for each share of Class E Preferred Stock held by such holder equal to the number of shares of Common Stock into which each such share of Class E Preferred Stock is convertible (as adjusted pursuant to Section 5(c) hereof) on the record date for the vote which is being taken or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited.

     (b) Class E Vote. The affirmative vote of the holders of not less than 50% of the outstanding shares of Class E Preferred Stock, voting separately as a single class, shall be necessary to:

          (i) amend, alter or repeal any of the provisions of the Corporation's Amended and Restated Certificate of Incorporation or Bylaws, if such amendment, alteration, repeal or resolution would affect adversely the preferences, special rights or powers of the Class E Preferred Stock;

          (ii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Class E Preferred Stock;

          (iii) issue any capital stock which ranks senior to or pari passu with the Class E Preferred Stock with respect to the payment of dividends or as to payment upon liquidation, dissolution or winding up of the Corporation; or

          (iv) redeem or repurchase any capital stock which ranks junior to or pari passu with the Class E Preferred Stock with respect to the payment of dividends or as to payment upon liquidation, dissolution or winding up of the Corporation.

     (c) (i) The foregoing rights of holders of shares of Class E Preferred Stock to vote as provided in this Section 3 may be exercised at any annual meeting of stockholders or at a special meeting of stockholders held for such purpose as hereinafter provided or at any adjournment thereof or by written consent of the holders of the number of shares of Class E Preferred Stock required to authorize such action at an annual or special meeting of stockholders. Notice of the time and place of any special meeting of the holders of the Class E Preferred Stock shall be in writing, including by facsimile, during normal business hours at least five Business Days before the date of the meeting. Notice of any meeting may be waived by any holder by attendance at the meeting. Any holder of the Class E Preferred Stock may participate in a meeting by means of conference telephone or similar remote communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

     (ii) At each meeting of stockholders at which the holders of shares of Class E Preferred Stock shall have the right, voting separately as a single class, to take any action as provided in Section 3(b), the presence in person or by proxy of the holders of record of a majority of the total number of shares of Class E Preferred Stock then outstanding and entitled to vote on the matter shall be necessary and sufficient to constitute a quorum of the holders of Class E Preferred Stock. At any such meeting or at any adjournment thereof, in the absence of a quorum of the holders of shares of Class E Preferred Stock, the holders of a majority of such shares present in person or by proxy shall have the power to adjourn the meeting as to the actions to be taken by the holders of shares of Class E Preferred Stock from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present.

     (iii) For the taking of any vote as provided in Section 3(b) by the holders of shares of Class E Preferred Stock, each such holder shall have one vote for each share of Class E Preferred Stock standing in its name on the transfer books of the Corporation as of any record date fixed for such purpose or, if no such date be fixed, at the close of business on the Business Day next preceding the day on which notice is given, or if notice is waived, at the close of business on the Business Day next preceding the day on which the meeting is held.

4. Redemption.

     (a) The Class E Preferred Stock shall be redeemable in whole or in part at any time from and as of the Issue Date by the Corporation upon prior written notice to the holders of Class E Preferred Stock. In the event the Corporation elects at any time to redeem shares of Class E Preferred Stock, the Corporation shall redeem the shares at a price per share equal to the Liquidation Value ("Redemption Price") together with all accrued and unpaid dividends (which for such purpose shall be calculated from the expiration of the last period for which dividends have been paid up to and including the date of distribution of the Redemption Price, and paid within 45 days following the date of delivery of the Redemption Notice).

     (b) The Corporation shall deliver written notice ("Redemption Notice") to each holder of Class E Preferred Stock at least 30 and not more than 45 days prior to the date of redemption. Each Redemption Notice shall identify (i) the date of redemption for the Class E Preferred Stock, (ii) the total number of shares of Class E Preferred Stock to be redeemed, (iii) the number of shares of Class E Preferred Stock owned by such holder to be redeemed, (iv) the Redemption Price, (v) the Conversion Price, and (vi) that such shares may be converted into Common Stock by the holder at any time prior to the date of redemption.

     (c) Unless otherwise agreed by the Corporation and the holders of a majority of the Class E Preferred Stock to be redeemed, the closing of the redemption of the Class E Preferred Shares shall take place at the principal executive offices of the Corporation no sooner than 30 nor later than 45 days following the date the Redemption Notice is delivered to the holders. At the closing of any such redemption (i) the holders of Class E Preferred Stock shall deliver to the Corporation the certificates representing the shares of Class E Preferred Stock to be redeemed and (ii) the Corporation shall deliver to the holders the Redemption Price for each of the shares of Class E Preferred Stock so redeemed immediately available funds together with a certificate representing any shares of Class E Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such redemption but which were not redeemed.

5. Conversion.

     (a) Conversion Procedure.

     (i) At any time and from time to time, any holder of Class E Preferred Stock may convert all or any portion of the Class E Preferred Stock (including any fraction of a share) held by such holder into a number of shares of Conversion Stock computed by dividing the Class E Liquidation Value of such shares of Class E Preferred Stock by the Conversion Price then in effect.

     (ii) All outstanding shares of Class E Preferred Stock shall be converted automatically upon the first to occur of any of the following events (the date of such occurrence shall be the "Conversion Date"): (1) the written consent of holders of no less than a majority of the shares of Class E Preferred Stock then outstanding; or (2) the voluntary conversion pursuant to Section 5(a)(i), in one or more exercises of such conversion right, of an aggregate of no less than a majority of the shares of Class E Preferred Stock originally issued and outstanding. As promptly as practicable following delivery by a holder to the Corporation of the certificate or certificates representing such holder's shares of Class E Preferred Stock, the Corporation shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the Corporation, a certificate or certificates for the number of full and fractional shares of Conversion Stock to which such holder is entitled, with the number of shares of Conversion Stock to be received by each holder of Class E Preferred Stock computed by dividing the aggregate Class E Liquidation Value of such holder's shares of Class E Preferred Stock by the Conversion Price then in effect. The person in whose name the certificate or certificates for Conversion Stock are to be issued shall be deemed to have become a stockholder of record on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event he shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open, but the Conversion Price shall be that in effect on the Conversion Date.

     (iii) Each conversion of Class E Preferred Stock pursuant to subparagraph
(i) above shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Class E Preferred Stock to be converted have been surrendered at the principal office of the Corporation. At such time as such conversion has been effected, the rights of the holder of such Class E Preferred Stock as a holder of Class E Preferred Stock shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented hereby.

     (iv) As soon as possible after a conversion has been effected (but in any event within ten (10) days thereafter), the Corporation shall deliver to the converting holder:

          (A) a certificate or certificates representing the number of shares including fractional shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and

          (B) payment in cash or Conversion Stock, valued at the Conversion Price (as determined by the Corporation), of all accrued and unpaid dividends, whether or not declared by the Board of Directors, on the shares of Class E Preferred Stock so converted accrued to the date of Conversion.

     (v) If the Corporation is not permitted under applicable law or under the terms of the Credit Agreement or the indenture governing its 14.25% Second Priority Senior Secured Notes due 2007 (PIK through April 1, 2000) ("Note Indenture") to pay any portion of the accrued dividends on the Class E Preferred Stock being converted, the Corporation shall pay such dividends in cash or in shares of Class E Preferred Stock to the converting holder as soon as it becomes so permitted and funds or stock of the Corporation are available for such payment. At the request of any such converting holder, the Corporation shall provide such holder with written evidence of its obligation to such holder.

     (vi) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of shares of Class E Preferred Stock as herein provided, the full number of shares of Common Stock then issuable upon the conversion of all shares of Class E Preferred Stock at the time outstanding. The issuance of certificates for shares of the Conversion Stock upon conversion of Class E Preferred Stock shall be made without charge to the holders of such Class E Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock. The Corporation covenants that all shares of Conversion Stock which shall be issuable upon the conversion of each share of Class E Preferred Stock shall be, when issued, duly and validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereto.

     (vii) The Corporation shall assist and cooperate with any holder of shares of Class E Preferred Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares of Class E Preferred Stock hereunder (including, without limitation, making any filings required to be made by the Corporation).

     (b) Conversion Price.

     (i) Initial Conversion Price. The initial "Conversion Price" for all shares of Class E Preferred Stock shall be $46.67207. In order to prevent dilution of the conversion rights granted under this Section 5, the Conversion Price shall be subject to adjustment from time to time pursuant to this Section 5.

     (ii) Sale of Stock Below Conversion Price. If and whenever on or after the Issue Date, the Corporation issues or sells, or in accordance with Section 5(c) is deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then forthwith upon such issue or sale the Conversion Price shall be reduced to the Conversion Price determined by dividing (a) the sum of (1) the product derived by multiplying the Conversion Price in effect immediately prior to such issue or sale by the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus
(2) the consideration, if any, received by the Corporation upon such issue or sale, by (b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale, provided that there shall be no adjustment in the Conversion Price as a result of (i) the issuance or sale (or deemed issuance or sale) of up to an aggregate of 42,858.351668 shares of Common Stock to employees, officers, directors, consultants or advisors to the Corporation or its affiliates pursuant to employee stock purchase plans or employee stock option plans or other arrangements that are approved by the Board of Directors ("Approved Stock Plans") and (ii) the issuance of Common Stock upon conversion of Class E Preferred Stock.

     (c) Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Section 5, the following shall be applicable after the date of the original issuance of the Class E Preferred
Stock:

          (i) Issuance of Rights or Options. If the Corporation in any manner issues or grants any options, warrants or other rights to subscribe for or purchase any shares of Common Stock or any Convertible Securities (hereinafter in this subsection (c) referred to as "options") other than pursuant to Approved Stock Plans, and the price per share for which Common Stock is issuable upon the exercise of such options or, in the case of options which relate to Convertible Securities, upon conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to the time of the issuance or granting of such options, then the total maximum number of shares of Common Stock issuable upon the exercise of such options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or granting of such options for such price per share. For purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or granting of such options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such options, plus in the case of such options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such options or when Common Stock is actually issued upon the exercise of such options or the conversion or exchange of such Convertible Securities.

          (ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 5, no further adjustment of the Conversion Price shall be made by reason of such issue or sale. The provisions of this Section 5(c)(ii) shall not apply to any issuances of options or Convertible Securities for which an adjustment is provided for pursuant to Section 5(c)(i) hereof.

     (d) Effect on Conversion Price of Certain Other Events. For purposes of determining the adjusted Conversion Price under Section 5, the following shall be applicable at all times after the original issuance of the Class E Preferred
Stock:

          (i) Change in Option Price or Conversion Rate. If the purchase price provided for in any option, the additional consideration (if any) payable upon the issue, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock change at any time, the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time had such option or Convertible Securities originally provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.

          (ii) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any option or the termination of any right to convert or exchange any Convertible Securities without the exercise of any such option or right, the Conversion Price then in effect hereunder shall be adjusted to the Conversion Price which would have been in effect at the time of such expiration or termination had such option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

          (iii) Calculation of Consideration Received. If any Common Stock, option or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefore shall be deemed to be the amount received by the Corporation therefore. In case any Common Stock, options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt. If any Common Stock, option or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Corporation or a Subsidiary of the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the Fair Market Value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, options or Convertible Securities, as the case may be.

          (iv) Treasury Shares. The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Corporation or any Subsidiary of the Corporation, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

          (v) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

     (e) Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

     (f) Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets to another Person or other transaction which is effected in such a manner that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an "Organic Change." Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Class E Preferred Stock then outstanding in their discretion) to insure that each of the holders of Class E Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Class E Preferred Stock, such shares of stock, securities, cash or other assets as such holder would have received in connection with such Organic Change if such holder had converted its Class E Preferred Stock immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Class E Preferred Stock then outstanding in their reasonable discretion) to insure that the provisions of this Section 5 shall thereafter be applicable to the Class E Preferred Stock (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of Class E Preferred Stock, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor corporation (if other than the Corporation) resulting from consolidation or merger or the corporation purchasing such assets assumes by written instrument (in form satisfactory to the holders of a majority of the shares of Class E Preferred Stock then outstanding in their discretion), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

     (g) Certain Events. If any event occurs of the type contemplated by the provisions of this Section 5 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Board of Directors shall, in good faith, make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Class E Preferred Stock, which adjustment shall be downward except for a transaction in the nature of a combination of common stock.

     (h) Notices. Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Class E Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

          (i) The Corporation shall give written notice to all holders of Class E Preferred Stock at least 30 days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

          (ii) The Corporation shall also give written notice to the holders of Class E Preferred Stock at least 30 days prior to the date on which any Organic Change shall take place.

6. Definitions. As used herein, the following terms shall have the meanings indicated:

          "Business Day" shall mean each Monday, Tuesday, Wednesday, Thursday or Friday which is not a day on which banking institutions in New York City, New York are authorized by law or executive order to close.

          "Common Stock" shall mean shares of the Corporation's common stock, par value $0.01 per share.

          "Common Stock Deemed Outstanding" shall mean, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to
     Section 5(c) hereof whether or not the options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock issuable upon conversion of the Class E Preferred Stock.

          "Conversion Stock" shall mean shares of the Corporation's Common Stock, issuable upon conversion of the Class E Preferred Stock.

          "Convertible Securities" shall mean securities of the Corporation, other than the Class E Preferred Stock, that are convertible into or exchangeable for Common Stock.

          "Credit Agreement" shall mean the Loan and Security Agreement, dated as of November 21, 1998, as amended, by and among the Corporation, certain subsidiaries of the Corporation, Foothill Capital Corporation, as agent, and the financial institutions named therein, as lenders.

          "Fair Market Value" of the Common Stock or any other property means the fair market value of such Common Stock or other property as determined (unless expressly otherwise provided herein) in good faith by the Board of Directors based upon the opinion of a nationally recognized independent investment banking firm or independent appraiser experienced in valuing such other property selected by the Corporation.

          "Issue Date" shall mean the date the first share of Class E Preferred Stock is issued, regardless of the number of times transfer of such shares is made on the stock records maintained by the Corporation (whether by reason of transfer of such share or any other reason).

          "Market Price" shall mean, in respect of any share of Common Stock on any date herein specified, (a) if the shares of Common Stock are publicly traded, the average of the daily closing prices of the Common Stock on the principal securities exchange or market on which such shares are listed or traded for the twenty consecutive trading days ending on such date, or (b) the Fair Market Value per share of Common Stock as of such date.

          "Person" shall mean any individual, firm, corporation, partnership, limited liability company or other entity, and shall include any successor (by merger or otherwise) of such entity.

          "Subsidiary" shall mean as to any Person, any other Person (other than an individual) in which such first Person owns, directly or indirectly, 20% or more of the equity interests or voting interests.

     IN WITNESS WHEREOF Anker Coal Group, Inc. has caused this Certificate to be
duly executed on its behalf by the officers named below on this           day of
            , 2001.

                                            ANKER COAL GROUP, INC.

                                            By:
                                            ------------------------------------

                                            Name:
                                            ------------------------------------

                                            Title:
                                            ------------------------------------

Attest:

By:
------------------------------------

    --------------------------------
    Secretary